Exhibit 10.47
DATED: November 19, 2009

B E T W E E N:
ORLANDO CORPORATION
- and -
NAVARRE CORPORATION

LEASE
Regarding 1695 Drew Road
Unit #3
Mississauga, Ontario L5S 1J5

ORLANDO CORPORATION
INDUSTRIAL LEASE
TABLE OF CONTENTS

Section
ARTICLE I — DEMISE & TERM
Premises	1.01
Use of Common Areas	1.02
Term	1.03
Early Access	1.04
Option to Extend	1.05
Acceptance of Premises	1.06
Quiet Enjoyment	1.07

ARTICLE II — RENT

Intent of Lease	2.01
Basic Rent	2.02
Calculation of Basic Rent	2.03
Additional Rent	2.04
Deposit Payable to Landlord	2.05
Payments to Landlord	2.06
Pre-Authorized Bank Debit	2.07
Overdue Rent	2.08
Set-Off	2.09
Review of Tenant’s Financial Statements	2.10

ARTICLE III — TAXES

Taxes Payable by Landlord	3.01
Taxes Payable by Tenant	3.02
Tenant’s Business and Other Taxes	3.03
Payment of Taxes	3.04

ARTICLE IV — OPERATING COSTS

Tenant’s Covenant to Pay Operating Costs	4.01
Payment of Operating Costs	4.02

ARTICLE V — UTILITIES

Utility Charges	5.01
Meters	5.02

Section
Heating	5.03
Service Contracts	5.04

ARTICLE VI — MAINTENANCE & REPAIR

Tenant to Maintain and Repair	6.01
Repair Where Tenant at Fault	6.02
Alterations	6.03
Notice of Accidents	6.04
Construction Liens	6.05
Removal of Fixtures and Improvements	6.06
Roof & Office Rooftop HVAC Replacement	6.07
Repairs on Termination	6.08
Landlord’s Repair Obligation	6.09

ARTICLE VII — ASSIGNING AND SUBLETTING

Assigning or Subletting	7.01
Change of Control	7.02
Sublet of Part of Premises	7.03
Excess Rent	7.04
Mortgage of Leasehold	7.05
Advertising Premises	7.06
Disposition by Landlord	7.07

ARTICLE VIII — USE

Use of Leased Premises	8.01
Rules and Regulations	8.02
Observance of Law	8.03
Waste and Nuisance	8.04
Exterior Walls	8.05
Signs	8.06
Energy Conservation	8.07
Overloading Systems	8.08
Parking	8.09
Refuse and Garbage	8.10
Overloading Floors	8.11
Plumbing Fixtures	8.12
Outside Storage	8.13

ARTICLE IX — INSURANCE AND INDEMNITY

Tenant’s Insurance	9.01
Landlord’s Insurance	9.02

-ii-

Section
Not to Affect Landlord’s Insurance	9.03
Limit of Landlord’s Liability	9.04
Limit of Tenant’s Liability	9.05
Indemnity	9.06

ARTICLE X — CONTROL OF COMPLEX

Control of Complex	10.01

ARTICLE XI — DAMAGE & DESTRUCTION

Abatement of Rent	11.01
Termination	11.02

ARTICLE XII — DEFAULT

Events of Default	12.01
Accelerated Rent	12.02
Right of Re-entry	12.03
Reletting	12.04
Distress	12.05
Right of Landlord to Cure Defaults	12.06
Cross Default	12.07
Remedies Not Exclusive	12.08
Non-Waiver	12.09
Recovery of Adjustments	12.10

ARTICLE XIII — SUBORDINATION & ACKNOWLEDGEMENTS

Mortgages	13.01
Certificates	13.02
Recognition Agreement	13.03

ARTICLE XII — ACCESS BY LANDLORD

Exhibiting Leased Premises	14.01
Expansion, Alteration	14.02

-iii-

Section
ARTICLE XV — MISCELLANEOUS

Notice	15.01
Registration	15.02
Planning Act	15.03
Obligations as Covenant	15.04
Severability	15.05
Unavoidable Delays	15.06
Evidence of Payments	15.07
Overholding	15.08
Lien	15.09
Goods and Services Tax	15.10
Time of Essence	15.11
Law	15.12
Captions/Headings	15.13
Joint and Several Liability	15.14
Tenant Partnership	15.15
Environmental Assessments	15.16
Easements	15.17
Entire Agreement	15.18
Effect of Lease	15.19

ARTICLE XVI – ADDITIONAL PROVISIONS

Option to Terminate	16.01
Landlord Interest	16.02
SCHEDULES
SCHEDULE “A” – Site Plan
SCHEDULE “B” – Legal Description of Lands
SCHEDULE “C” – Definitions
SCHEDULE “D” – Landlord’s Work
SCHEDULE “E” – Tenant Confirmation of Maintenance Service
SCHEDULE “F” – Notice by Tenant of Exercise of Option to Extend
SCHEDULE “G” – Landlord Agreement

-iv-

THIS INDENTURE dated as of the 19th day of November, 2009,
BETWEEN:
ORLANDO CORPORATION,
a corporation duly incorporated under the
laws of the Province of Ontario
(Hereinafter called the “Landlord”)
OF THE FIRST PART
— and —
NAVARRE CORPORATION
(Hereinafter called the “Tenant”)
OF THE SECOND PART
ARTICLE I — DEMISE & TERM:
Premises
     1.01 WITNESSETH that in consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord does demise and lease unto the Tenant and the Tenant leases from the Landlord, the Leased Premises.
Use of Common Areas
     1.02 The use and occupation by the Tenant of the Leased Premises includes the non-exclusive right of the Tenant, its employees, agents and invitees and persons having business with the Tenant, in common with the Landlord and all others entitled thereto, to use the common areas on the Lands including the driveways, sidewalks and entrances.
Term
     1.03 To have and to hold the Leased Premises for and during the term of five (5) years commencing on the 1st day of March, 2010 (the “Commencement Date”) and ending on the 28th day of February, 2015.
If the Leased Premises are not substantially ready for occupation by the Tenant on the Commencement Date by reason of a delay or delays not caused or contributed to by the Tenant or anyone acting for or on behalf of the Tenant and the Tenant has not gone into occupancy, then Rent shall abate and shall not accrue or be payable until the Leased Premises are substantially ready for occupation by the Tenant and all dates provided for herein shall be adjusted accordingly in order to provide for a period of five (5) years from the date Rent becomes payable hereunder. Any such abatement of Rent shall be accepted by the Tenant as full and final settlement of any and all claims which the Tenant may have by reason of the Leased Premises not being substantially ready for occupancy on the Commencement Date. A certificate or report by the Landlord’s Architect verifying that the Leased Premises are substantially ready for occupation shall be conclusive and binding upon the Tenant.
Early Access
     1.04 Provided that: (i) the Tenant has delivered to the Landlord this Lease duly executed in form acceptable to the Landlord; (ii) the Tenant has delivered to the Landlord the deposit as set out in Section 2.05 of this Lease; and (iii) the

Tenant on behalf of itself and its employees, contractors, subcontractors, agents and representatives agree in writing with the Landlord to comply with all requirements under the Landlord’s “Health and Safety Policy and Procedures Handbook” (a copy of which is available upon request), the Tenant shall be entitled to have early access (“Early Access”) to the warehouse portion of the Leased Premises for the period which is thirty (30) days prior to the Commencement Date (the “Early Access Period”) in order to prepare the Leased Premises for its occupancy, provided that: (a) such Early Access shall not interfere with or delay the Landlord in the performance of the Landlord’s Work; and (b) the Tenant, its employees, contractors, subcontractors, agents or representatives shall not breach any of the requirements of the “Health and Safety Policy & Procedures Handbook” during such Early Access, failing which such Early Access shall be denied. During the Early Access Period the Tenant shall not be obligated to pay Basic Rent, but shall pay Additional Rent and utility costs and shall observe and perform all of the Tenant’s other covenants and obligations set out in this Lease.
Option to Extend
1.05 If the Tenant pays the Rent as and when due and is not in material default of the terms, covenants and conditions to be performed by it hereunder (without limitation, non-payment of Rent shall be deemed to be a “material” default), and provided no cure periods have expired if the Tenant has at any point during the Term been in default of the terms herein, and provided that the financial strength of the Tenant has not diminished from that existing as at the date of this Lease and further provided that the Tenant has maintained the Leased Premises to standards required herein subject to reasonable wear and tear, the cumulative effect of which does not amount to a state of disrepair, the Tenant shall have the option to extend this Lease for a further term of five (5) years upon the same terms and conditions contained in this Lease except:
(a)	There shall be no Landlord’s Work or Early Access;

(b)	There shall be no further option to extend this Lease; and

(c)	The Basic Rent payable by the Tenant during such extended term shall be fair market rent as of the date of commencement of the extended term based on similar terms, considering premises of similar age, location and use as the Leased Premises. If the Landlord and the Tenant cannot agree on the Basic Rent for the extended term at least ninety (90) days prior to the commencement of the extended term, the same shall be determined by arbitration as hereinafter set out.

In the case of any dispute between the Landlord and the Tenant with respect to the Basic Rent payable in the extended term, each of the Landlord and the Tenant shall at once agree upon the appointment of an arbitrator and shall submit the dispute to the arbitrator for determination in accordance with the provisions of the Arbitration Act, 1991 of Ontario. The decision of the arbitrator so appointed shall be final and binding upon the Landlord and the Tenant who covenant one with the other that such dispute shall be decided by arbitration alone and not by recourse to any court by action at law. If within a reasonable time the Landlord and the Tenant do not agree upon an arbitrator, the arbitrator may upon petition of either the Landlord or the Tenant be appointed by a justice of the Superior Court of Justice. The cost of arbitration shall be apportioned between the Landlord and the Tenant as the arbitrator may decide.
In order to exercise the extension option, the Tenant shall be required to give written notice to the Landlord in the form attached hereto as Schedule “F” not less than nine (9) months and not more than fifteen (15) months before the expiry of the initial Term of this Lease, failing which, this option to extend will become null and void.
Acceptance of Premises
     1.06 The Tenant shall examine the Leased Premises before taking possession thereof and such taking of possession shall be conclusive evidence as against the Tenant that at the time thereof the Leased Premises were in good order and satisfactory condition and that all promises, representations and undertakings by or binding upon the Landlord with respect to any alteration, remodeling or decorating of or installation of fixtures in the Leased Premises, have been fully satisfied and performed by the Landlord. The Tenant acknowledges that the existing leasehold improvements, if any, are acceptable and that the Tenant is taking possession of the Leased Premises as is, subject to the completion of the Landlord’s Work itemized in Schedule “D” attached to this Lease.

Quiet Enjoyment
     1.07 If the Tenant pays the Rent hereby reserved and observes and performs the covenants on its part contained in this Lease, then the Tenant may peaceably possess and enjoy the Leased Premises for the Term hereby granted without disturbance from the Landlord or any other party lawfully claiming by, from or under the Landlord.
ARTICLE II — RENT:
Intent of Lease
     2.01 The Tenant acknowledges that it is intended and agreed that this is a completely carefree net lease for the Landlord except as expressly hereinafter set out and it is the mutual intention of the parties hereto that the Basic Rent herein provided to be paid shall be net to the Landlord clear of all taxes, costs, charges, expenses and outlays arising from or relating to the Complex and that the Tenant shall bear its Proportionate Share of all costs relating to the operation, maintenance and repair of the Complex (save only as otherwise specifically set out in this Lease) including, and without limiting the generality of the foregoing, the Tenant’s Proportionate Share of Taxes and Operating Costs and all taxes, costs, charges, expenses and outlays of any nature or kind whatsoever relating to the Leased Premises, the use and occupancy thereof, the contents thereof and the business carried on therein. Any amount and any obligation which is not expressly declared herein to be that of the Landlord pertaining to the Complex or the Leased Premises shall be deemed to be the obligation of the Tenant to be performed by or at the Tenant’s expense. Charges of a kind personal to the Landlord such as by way of example taxes assessed upon the income of the Landlord and principal and interest payments to be made by the Landlord in satisfaction of mortgages now or hereafter registered against the Complex, shall not be the responsibility or obligation of the Tenant.
Basic Rent
     2.02 Yielding and paying therefor yearly and every year during the Term unto the Landlord as Basic Rent for the Leased Premises the sum of $132,709.50 in lawful money of Canada to be paid in advance in equal consecutive monthly installments of $11,059.13 on the first day of each and every month during the Term, the first of such payments to be made on the Commencement Date. If the Term commences on any day other than the first or ends on any day other than the last day of a month, then Basic Rent for the fractions of a month at the commencement and at the end of the Term shall be adjusted pro rata on a per diem basis.
Calculation of Basic Rent
     2.03 The Basic Rent is calculated on the basis of the Rentable Area of the Leased Premises being 29,491 square feet multiplied by $4.50 per square foot per annum.
Additional Rent
     2.04 The Tenant shall pay Additional Rent due and owing to the Landlord within ten (10) days of written demand therefor or as otherwise hereinafter expressly set out and all other Additional Rent on the due date thereof.
Deposit Payable to Landlord
     2.05 In order to induce the Landlord to enter into this Lease and to secure all obligations and covenants of the Tenant hereunder (including without limitation, the repair and restoration obligations of the Tenant with regard to improvements to the Leased Premises) as well as the Landlord’s Leasing Costs and, without limiting any claims or other remedies which the Landlord may have against the Tenant, to compensate the Landlord, in part, for damages that may be suffered by the Landlord as a result of an Event of Default and/or early termination of the Lease, the Tenant agrees to deliver to the Landlord (without any liability on the part of the Landlord for payment of interest thereon), the following deposits (receipt of which is hereby acknowledged by the Landlord):
(a)	$17,882.61 (inclusive of goods and services tax), to be held by the Landlord and applied on account of the Basic Rent and Additional Rent for the first month of the Term; and

(b)	$17,031.06 (exclusive of goods and services tax), to be held by the Landlord as security for the full and faithful performance by the Tenant of all the agreements, terms, covenants and conditions herein set forth and applied against expenses or other costs or damages incurred by the Landlord and, subject to Section 12.02 hereof to be payable as liquidated damages and not as penalty, upon forfeiture, default or early termination, without prejudice to any further claims by the Landlord for damages and/or any remedy for recovery thereof. In the event the Tenant observes and performs the terms and conditions on its part under this Lease throughout the Term and the Leased Premises are then in proper repair, such monies shall be returned to the Tenant within thirty (30) days following the expiry of the Term of this Lease.
Payments to Landlord
     2.06 All payments to be made by the Tenant to the Landlord under this Lease shall be made at the address hereinafter designated or, at such other place or places as the Landlord may designate in writing, or to such agent of the Landlord as the Landlord may from time to time direct. In the case of any default in payment of Rent hereunder, the Landlord may at its option apply the next payments received by the Tenant firstly toward overdue charges, secondly to overdue Rent and lastly to Rents currently owing.
Pre-Authorized Bank Debit
     2.07 If the Tenant is late in the payment of any Rent (or any part thereof) in any two (2) consecutive months or more than twice in any twenty-four (24) month period, then the Tenant shall forthwith provide the Landlord upon written demand with such written authorization as may be required from time to time to debit the Tenant’s bank account in favour of the Landlord for outstanding amounts owing by the Tenant to the Landlord under the Lease.
Overdue Rent
     2.08 The Tenant covenants to pay the Basic Rent and all other charges provided for in this Lease on their respective due dates in full. The Tenant shall pay the Landlord an administration fee of $200.00 for each month or part thereof plus interest on all overdue Rent, such interest to be calculated from the date upon which the amount is first due hereunder until actual payment thereof and at a rate of five percent (5%) per annum in excess of the minimum lending rate charged to prime commercial borrowers by the Landlord’s bank from time to time. Notwithstanding the foregoing, if Rent is not paid on its due date more than twice in any twenty-four (24) month period, then thereafter for each subsequent occasion on which the Tenant is late in the payment of Rent, in whole or in part, beyond the date appointed for the payment thereof, the Tenant shall pay to the Landlord interest equal to 2% of such Rent payable for that month calculated monthly for each and every month (or part month) that such Rent remains outstanding. Interest as aforesaid shall be deemed to be Rent hereunder.
Set-Off
     2.09 All Rent payable by the Tenant to the Landlord shall be paid without any deduction, set-off or abatement whatsoever except as hereinafter expressly provided.
Review of Tenant’s Financial Statements
     2.10 If the Tenant is late in the payment of any Rent (or any part thereof) in any two (2) consecutive months or more than twice in any twenty-four (24) month period, then the Tenant shall, at its own cost and expense, forthwith provide the Landlord within ten (10) days of receipt of written demand with its most recent annual audited financial statement and such other financial records and books of account of the Tenant as may be required by the Landlord so as to adequately enable it to determine to its satisfaction the financial status of the Tenant.
ARTICLE III — TAXES:
Taxes Payable by Landlord
     3.01 The Landlord shall pay the Taxes charged on the Complex to the applicable taxing authority, subject to reimbursement by the Tenant as hereinafter set out. The Landlord shall have no obligation to contest or litigate the imposition of any Taxes. The Landlord may defer payment of Taxes to the extent permitted by law if it diligently pursues or causes to be pursued the contest or appeal of the Taxes, however, the Tenant is not liable for any interest, penalties or additional Taxes incurred as a result of the Landlord’s deferment of the payment of Taxes to the taxing authorities, except to the extent the Tenant has not paid Taxes to the Landlord under this Lease.
Taxes Payable by Tenant
3.02	(a)	If there is a separate assessment for Taxes with respect to the Leased Premises (which separate assessment shall be deemed to include any valuation of the Leased Premises by the relevant realty tax assessor, as evidenced by such assessor’s separate valuation and/or working papers that may be available to the Landlord from time to time), and if such separate assessment together with all other separate assessments for such other lands and/or buildings included in the assessment roll (the “Complex”) equals the total assessment for Taxes for the Complex, and if the Landlord so directs, the Tenant shall pay as Additional Rent, the amount calculated by multiplying such assessment for the Leased Premises by the applicable Tax Rate which amount shall, for the purposes of this Article III only and notwithstanding anything else herein contained, be the Tenant’s “Proportionate Share” of Taxes for the Complex.
(b)	If there is no separate assessment for Taxes with respect to the Leased Premises, or if there is a separate assessment but such assessment together with all other separate assessments relating to the Complex does not equal the total assessment for the Taxes for the Complex, then until such time as there is a separate assessment for Taxes with respect to the Leased Premises which together with all other such separate assessments equals the total assessment for Taxes for the Complex, and until such time as the Landlord has issued a direction to pay Taxes pursuant to paragraph (a) of this Section 3.02, the Tenant shall pay to the Landlord, as Additional Rent, its Proportionate Share of the Taxes for the Complex, adjusting the occupied tax rate for the Tenant’s specific use of the Leased Premises; provided that the Landlord may, at its option acting reasonably, apportion the total assessment for Taxes for the Complex amongst the leaseable premises of the Complex, including the Leased Premises, based on generally accepted real estate appraisal practices applied consistently and equitably.

(c)	Notwithstanding paragraphs (a) and (b) of this Section 3.02, if the Leased Premises or the Complex is not fully assessed as an occupied commercial or industrial property for determination of Taxes in any Year, then the Landlord shall adjust the Taxes to an amount that would have been determined if the Leased Premises and the Complex were fully assessed as an occupied commercial or industrial property. Furthermore, if the Leased Premises are at any time during the Term assessed for the support of Separate Schools, or if the Taxes are increased by reason of any installations made in or upon or any alterations made in or to the Leased Premises by the Tenant or by the Landlord on behalf of the Tenant, the Tenant shall pay the amount of such increase forthwith to the Landlord upon receipt of notice thereof.
Tenant’s Business and Other Taxes
     3.03 In addition to the Taxes payable by the Tenant pursuant to Section 3.02, the Tenant shall pay to the lawful taxing authorities or to the Landlord if the Landlord so directs:
(a)	all taxes, rates, duties, assessments and other charges that are levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises or the Complex or any part thereof; and

(b)	every tax and license fee which is levied, rated, charged or assessed against or in respect of and every business carried on in the Leased Premises or in respect of the use or occupancy thereof or any part of the Lands or the Building by the Tenant and every subtenant or licensee of the Tenant or against the Landlord on account of its interest in the Complex, save and except capital tax personal to the Landlord (which is not otherwise provided for under this Lease) and whether in any case, any such taxes, rates, duties, assessments or license fees are rated, charged or assessed by any federal, provincial, municipal, school or other body during the Term; and

(c)	the full amount of any taxes in the nature of a business transfer tax, value added tax, sales tax or any other tax levied, rated, charged or assessed in respect of the Rent payable by the Tenant under this Lease or in respect of the rental of space under this Lease, whether characterized as a goods and services tax, sales tax, value added tax, business transfer tax or otherwise.
Payment of Taxes
3.04	(a)	The Landlord shall be entitled at any time or times in any Year, upon at least fifteen (15) days notice to the Tenant to require the Tenant to pay to the Landlord the Tenant’s Proportionate Share of the Taxes for such Year in equal monthly installments. Such monthly amount shall be determined by dividing the Tenant’s Proportionate Share of Taxes by the number of months for the period from January 1st in each Year of the Term until the due date of the final installment of Taxes as established by the applicable taxing authority from time to time in each Year (“Installment Period”) and shall be paid by the Tenant to the Landlord, monthly as Additional Rent, on the date for payment of monthly rental payments during the Installment Period. The Landlord shall be entitled subsequently during such Year, upon at least fifteen (15) days notice to the Tenant, to revise its estimate of the amount of increase of such Taxes and the said monthly installment shall be revised accordingly. All amounts received under this provision in any Year on account of the estimated amount of such Taxes shall be applied in reduction of the actual amount of such Taxes for such Year. If the amount received is less than the Tenant’s Proportionate Share of the actual Taxes, the Tenant shall pay any deficiency to the Landlord as Additional Rent within fifteen (15) days following receipt by the Tenant of notice of the amount of such deficiency. If the amount received is greater than the Tenant’s Proportionate Share of the actual Taxes, the Landlord shall either refund the excess to the Tenant as soon as possible after the end of the Year in respect of which such payments were made or, at the Landlord’s option, shall apply such excess against any amounts owing or becoming due to the Landlord by the Tenant, provided that if the Tenant is then in default hereunder, the Landlord may defer dealing with such excess until the default is cured.
(b)	Taxes payable pursuant to paragraphs (a) and (b) of Section 3.03 shall be paid by the Tenant when due if separate tax bills are issued and otherwise shall be paid to the Landlord within ten (10) days written demand therefor.

(c)	Taxes payable pursuant to paragraph (c) of Section 3.03 shall be paid to the Landlord within ten (10) days written demand therefor or at such time or times as the Landlord from time to time determines by notice in writing to the Tenant.

(d)	If the Term of this Lease commences or ends on any day other than the first or last day, respectively, of a Year, the Tenant shall be liable only for the portion of the Taxes for such Year as falls within the Term, determined on a per diem basis.
ARTICLE IV — OPERATING COSTS:
Tenant’s Covenant to Pay Operating Costs
     4.01 The Tenant covenants to pay to the Landlord as Additional Rent the Tenant’s Proportionate Share of the Operating Costs for the Year during each Year of the Term in accordance with the provisions of Section 4.02.
Payment of Operating Costs
     4.02 The Landlord shall be entitled at any time or times in any Year, upon at least fifteen (15) days’ notice to the Tenant to require the Tenant to pay to the Landlord monthly, on the date for payment of monthly rental installments, as Additional Rent, an amount equal to one-twelfth (1/12) of the amount estimated by the Landlord to be the amount of the Tenant’s Proportionate Share of the Operating Costs for such Year. The Landlord shall be entitled subsequently during such Year, upon at least fifteen (15) days’ notice to the Tenant, to revise its estimate of the amount of the Tenant’s Proportionate Share of the Operating Costs and the said monthly installment shall be revised accordingly. All amounts received under this provision in any Year on account of the estimated amount of the Tenant’s Proportionate Share of the

Operating Costs shall be applied in reduction of the actual amount of the Tenant’s Proportionate Share of the Operating Costs for such Year. Within a reasonable time after the end of the period for which the estimated payments have been made, and in no event later than one hundred and eighty (180) days after the expiry of the previous calendar year, the Landlord shall deliver to the Tenant a written statement (the “Reconciliation Statement”) setting out in reasonable detail the amount of the Operating Costs for such period calculated on the basis of a calendar year and the Tenant’s Proportionate Share thereof. If the amount received is less than the actual amount of the Tenant’s Proportionate Share of the Operating Costs for such Year, the Tenant shall pay any deficiency to the Landlord as Additional Rent within fifteen (15) days following receipt by the Tenant of notice of the amount of such deficiency. If the amount received is greater than the actual amount of the Tenant’s Proportionate Share of the Operating Costs, the Landlord shall either refund the excess to the Tenant as soon as possible after the end of the Year in respect of which such payments were made, or at the Landlord’s option, shall apply such excess against any amounts owing or becoming due to the Landlord by the Tenant, provided that if the Tenant is then in default hereunder, the Landlord may defer dealing with such excess until such default is cured.
Upon written request from the Tenant (Tenant agreeing to act reasonably and in a bona fide manner in making a request), the Landlord shall make available to the Tenant (at the Landlord’s office and on a confidential basis) reasonable information pertaining to the Year for which the Reconciliation Statement has been rendered and which is readily available within Landlord’s possession or control in order to assist Tenant in substantiating the Reconciliation Statement (“Additional Information”). The Tenant shall have ninety (90) days following the delivery of the Reconciliation Statement to notify the Landlord in writing that it disputes or continues to dispute the Reconciliation Statement (or any Additional Information or the sufficiency of Additional Information), failing which the Reconciliation Statement (and any Additional Information delivered by the Landlord) shall be deemed to be sufficient, accurate, conclusive and binding on the Tenant and Landlord in all respects. If the Tenant disputes or continues to dispute any portion of the Reconciliation Statement (or the Additional Information or the sufficiency of the Additional Information), its sole remedy shall be to give the Landlord written notice specifying the items or issues in dispute and requiring the Landlord to have its external accountant review the Reconciliation Statement (and Additional Information, if applicable) and prepare a report (the “Report”) in respect of the disputed items, provided that such notice shall be delivered to the Landlord within ninety (90) days following delivery of the Reconciliation Statement, failing which the Reconciliation Statement shall be deemed to be accurate, conclusive and binding on the Tenant in all respects. Such Report shall be at the Tenant’s sole cost and expense (to be added to Additional Rent hereunder) unless the Report states that Operating Costs as determined by such accountant are actually lower by three (3%) percent or more than Operating Costs as set out in the Reconciliation Statement, in which case such Report shall be at the Landlord’s sole cost and expense. Any Report issued by the Landlord’s accountant shall be conclusive and binding upon the Tenant.
If as a result of the Landlord providing any Additional Information or Report to the Tenant, it is determined that any item shown on the Reconciliation Statement is not accurate (whether or not such item was in dispute), the parties will make appropriate adjustments to such items for the Year concerned, and any corrected amount on account of Operating Costs determined to be owing by the Tenant to the Landlord, as a result of such readjustment, shall be payable within fifteen (15) days of written demand. Any corrected amount determined to be owing by the Landlord to the Tenant shall be payable within fifteen (15) days of the Tenant confirming to the Landlord in writing that all issues concerning the Reconciliation Statement in question have been resolved, or at the Landlord’s option, such corrected amount may be applied against any amounts owing or becoming due to the Landlord by the Tenant.
Any request for Additional Information or a Report hereunder must be made by the named Tenant herein or a permitted assignee of the Tenant’s interest in this Lease, and the Landlord shall not be required to respond if: i) the request is not made within the time period provided for herein; or ii) at the time of making any such request the Tenant is insolvent or otherwise in default under this Lease after any applicable cure periods. Should the Tenant choose to use an agent to review any Additional Information or Report or to assist it in verifying the Reconciliation Statement or any Additional Information, it shall disclose to the Landlord the terms of the agent’s engagement, and the Landlord may require that all communications be conducted through a senior financial officer of the Tenant. The Tenant expressly agrees that any such agent shall not be retained by Tenant on a contingency fee basis and must be an accounting or other recognized consulting firm that agrees to maintain the confidentiality of all information received by it.

ARTICLE V — UTILITIES:
Utility Charges
     5.01 The Tenant shall pay to the Landlord, or if the Landlord so directs, to suppliers thereof on the due dates, all charges for electric current and all other utilities supplied to or used in connection with the Leased Premises. The parties acknowledge that the Leased Premises are separately metered for all utilities, except water. The Tenant shall pay to the Landlord, in advance by monthly installments as Additional Rent, such amount as may be reasonably estimated by the Landlord’s engineer from time to time as the cost of such water for the Leased Premises (which amount shall include, without limitation, the Landlord’s management fee of fifteen percent (15%) of the invoiced charges therefore). In the event of any dispute between the Landlord and the Tenant as to the amount of such water costs, the opinion of the Landlord’s engineer shall be final and binding on the Landlord and the Tenant. In no event, and notwithstanding anything to the contrary in this Lease, shall the Landlord be liable for any temporary or additional utility costs or charges, any business loss or injury to the Tenant, its servants, agents, employees, customers or invitees or to any property of the Tenant or any loss or injury to any property of any other person, firm or corporation on or about the Leased Premises caused by an interruption or failure in the supply of any such utilities to the Leased Premises.
Meters
     5.02 In the event of any abnormal consumption of any utility on the Leased Premises due to the nature of the Tenant’s business or the use of particular machinery, equipment or appliances, the Landlord shall have the right to require the Tenant to install a separate meter at the Tenant’s expense. The Tenant shall advise the Landlord forthwith of any installations, appliances, machinery or equipment used by the Tenant which consume or are likely to consume large amounts of electricity, water or other utilities.
Heating
     5.03 Subject to the Landlord’s obligation to replace the office area roof top HVAC units in accordance with Section 6.07 of this Lease, the Tenant covenants and agrees to heat the Leased Premises at its own expense to a reasonable temperature to prevent the occurrence of any damage to the Leased Premises and/or the Building, by cold or frost.
Service Contracts
     5.04 The Tenant covenants and agrees to take out and keep in force throughout the Term, at it own cost, a standard servicing contract (the “Servicing Contract”) with a capable and reputable company for the preventative maintenance and service of the heating units and furnaces and air-conditioning equipment serving the Leased Premises (the “Equipment”), such contract to include, without limitation, the quarterly inspection of rooftop heating and cooling units and controls and the annual inspection of exhaust fans, electric force flow heaters, electric heating coils and gas fired unit heaters. During each such inspection, the manufacturer’s recommended service shall be carried out, all air filters shall be replaced, any required adjustments to V-belt drives shall be made, and all other required service shall be undertaken. The Tenant agrees to provide the Landlord, annually throughout the Term, confirmation of Equipment maintenance and service in the form attached hereto as Schedule “E”, which confirmation shall include, without limitation, copies of each Servicing Contract together with reports of the service contractor setting out the maintenance work undertaken. Should the Tenant fail to provide the Landlord with copies of each Servicing Contract or such annual confirmation of maintenance and service by the end of each calendar year, the Landlord may, at its option, without obligation and without notice to the Tenant, inspect the Equipment and the Landlord’s cost of such inspections and any re-inspections in connection therewith, plus the Landlord’s management fee of 15% of such costs, shall be paid to the Landlord by the Tenant forthwith on demand as Additional Rent.
ARTICLE VI — MAINTENANCE & REPAIR:
Tenant to Maintain and Repair
     6.01 Subject only to Section 6.07 of this Lease, the Tenant shall at its own cost repair, replace, maintain and keep the Leased Premises and every part thereof, including without limitation the Leasehold Improvements and the heating, ventilating and air- conditioning equipment exclusively serving the Leased Premises (whether within or outside of the Leased Premises), fixtures and furnishings (whether or not installed or furnished by the Tenant), in good and substantial repair and condition as a prudent owner would do, subject to reasonable wear and tear, the cumulative effect of which does not amount to a state of disrepair. The Tenant agrees that the Landlord may enter and view the state of repair and condition and that the Tenant shall repair in accordance with forty-eight (48) hours notice in writing from the Landlord (save and except in the case of an emergency, in which case no notice shall be required); provided that if the Tenant neglects to so maintain or to make such repairs or replacements promptly after notice, the Landlord may, at its option and without obligation, do such maintenance or make such repairs or replacements at the expense of the Tenant, and in any and every such case the Tenant covenants with the Landlord to pay to the Landlord forthwith as Additional Rent all sums which the Landlord may have expended in doing such maintenance and making such repairs and/or replacements together with such further or other costs or fees pursuant to Section 12.06 of this Lease; provided further that the doing of such maintenance or the making of any such repairs or replacements by the Landlord shall not relieve the Tenant from its obligation to maintain, repair and replace.
Repair Where Tenant At Fault
     6.02 If the Lands or the Building (save only the Leased Premises), including, without limitation, the boilers, engines, pipes and other apparatus (or any of them) used for the purposes of heating, ventilating or air-conditioning the Building or if the water pipes, drainage pipes, electric lighting or other equipment of the Building or if the roof or outside walls of the Building require repair or become damaged or destroyed through the use of the Leased Premises or the willful act, negligence or misuse of the Tenant or those for whom at law it is responsible, the expense of the necessary repairs, replacements or alterations, together with such further or other costs or fees pursuant to Section 12.05 of this Lease shall be borne by the Tenant who shall pay the same to the Landlord forthwith upon written demand as Additional Rent.
Alterations
     6.03 The Tenant shall not, without the prior written approval of the Landlord (such approval not to be unreasonably withheld or delayed), make any installations, alterations, additions, partitions, repairs or improvements (“Changes”) in or to the Leased Premises (including, without limitation the electrical, lighting, heating, ventilating, air-conditioning, sprinkler, roofing, fire protection, security or other systems therein), provided that the Landlord’s approval may be unreasonably withheld if such Changes affect or increase the load upon any of the structural portions of the Leased Premises. The Tenant’s request for approval shall be in writing and accompanied by an adequate description of the contemplated work and the working drawings and specifications therefor in print form and on CAD disks. The Landlord’s costs of having its architects, engineers or others examine such drawings and specifications shall be payable by the Tenant upon written demand as Additional Rent. Once consent of the Landlord has been obtained in connection with any such work, the Tenant shall not make any modifications thereto (including, without limitation, changes required in order to obtain a building permit) unless and until it has submitted revised drawings and specifications and obtained the Landlord’s further written approval of the proposed changes. The Landlord may require that any or all such work be done by contractors or workmen first approved by the Landlord, acting reasonably, and where the Landlord is working inside the Leased Premises at the time of such approval, the Landlord may require that such contractors and workmen have union affiliations compatible with those of the Landlord’s contractors and workmen). All such work shall be subject to inspection by and the reasonable supervision of the Landlord and shall be performed in accordance with all Applicable Laws and any reasonable conditions and regulations imposed by the Landlord (including but not limited to payment of a reasonable security deposit to ensure the Tenant’s compliance with the obligations hereunder and the Landlord’s reasonable supervision fees), and shall be completed in a good and workmanlike manner and with reasonable diligence in accordance with the approvals given by the Landlord. Any connections of apparatus to the base electrical, plumbing, heating, ventilating or air-conditioning systems shall be deemed to be an alteration within the meaning of this Section. The Tenant shall, at its own cost and before commencement of any work, obtain all necessary building or other permits and keep same in force. The Tenant shall not apply for any applicable permits or approvals unless the Tenant provides to the Landlord a copy of the approval or permit application, as the case may be, together with all supporting documentation or drawings attached thereto and obtains the Landlord’s authorization in writing to submit such application to the relevant authority. The Tenant shall obtain and provide to the Landlord within a reasonable period of time from substantial completion a final inspection and clearance of such work permits/approvals. Within sixty (60) days of substantial completion of the work, the Tenant shall also deliver to the Landlord “as-built” drawings in print form and on CAD disks, failing which the Landlord shall be entitled to charge the Tenant $50.00 for each day of delay until the required drawings are in the Landlord’s possession. Notwithstanding the foregoing, the Landlord’s consent shall not be required in connection with the Tenant’s routine repairs and equipment hook-ups (other than installation of security systems that affect fire exits) where no building permit or modification to base Building systems is required. The Tenant acknowledges and agrees that notwithstanding that the Landlord may review and approve or undertake on behalf of the Tenant the installation of any alterations or Tenant modifications or improvements in or relating to the Leased Premises, it is the responsibility of the Tenant (and not that of the Landlord) to ensure that such alterations, modifications and improvements and the Tenant’s occupancy thereof fully comply in all respects with Applicable Laws, including, without limitation, ensuring that all exit doors and corridors, door locking mechanisms and security systems comply with applicable fire codes and regulations from time to time in effect. Should the Tenant fail to deliver any required final “as-built” drawings or specifications, the Landlord shall be entitled to prepare the same on behalf of the Tenant, and should the Tenant otherwise fail to comply with any of the other requirements of this Section 6.03, the Landlord may (without obligation) complete such restoration, modify its building records, and/or conduct such inspections and re-inspections, all as it may deem necessary, and the Landlord’s cost in so doing shall be paid by the Tenant to the Landlord together with fifteen percent (15%) of such costs as a management and supervisory fee, forthwith on written demand as Additional Rent.
Notice of Accidents
     6.04 The Tenant shall notify the Landlord promptly and in writing of any accident or damages to or defect in the Leased Premises, the Building, or any part thereof including, without limitation, the heating, ventilating and air conditioning apparatus, water and gas pipes, telephone lines, electrical apparatus or other building services of which it is aware.
Construction Liens
     6.05 The Tenant covenants to pay promptly all its contractors and material men and do any and all things necessary to minimize the possibility of a lien attaching to the Leased Premises or to any part of the Building or the Lands and, should any such lien be made or filed, the Tenant shall discharge the same forthwith (after notice thereof is given to the Tenant), but in any event not later than ten (10) days after notice, at the Tenant’s expense. In the event the Tenant shall fail to cause any such lien to be discharged as aforesaid, then, in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, vacate from title or discharge same by paying into Court the amount necessary to vacate the lien, and the amount so paid by the Landlord and all costs and expenses including but not limited to solicitor’s fees (on a substantial indemnity basis), incurred for the discharge of such lien shall be due and payable by the Tenant to the Landlord as Additional Rent on written demand. In the event that any lien claimant in respect of work performed on behalf of the Tenant commences an action in which the Landlord is named as a party defendant and service of the statement of claim is effected upon the Landlord, the Tenant shall indemnify the Landlord for all of its legal costs.
Removal of Fixtures and Improvements
     6.06 Leasehold Improvements shall immediately become the property of the Landlord upon affixation or installation without compensation therefor to the Tenant but the Landlord is under no obligation to repair, maintain or insure Leasehold Improvements. Leasehold Improvements shall not be removed from the Leased Premises either during or at the expiration or earlier termination of the Term, except that the Tenant shall, at the end of the Term remove such Leasehold Improvements installed or constructed by or on behalf of the Tenant, as the Landlord may require to be removed, save and except for the Landlord’s Work as set out in Schedule “D” attached to this Lease. The Tenant may, during the Term, remove its trade fixtures provided that the Tenant is not in default under this Lease beyond any applicable cure period and such trade fixtures are immediately replaced by trade fixtures of equal or comparable value. The Tenant shall at the expiration or earlier termination of the Term remove its trade fixtures as the Landlord may require. Any removal of Leasehold Improvements and/or the Tenant’s trade fixtures shall be done at the Tenant’s sole cost and expense and the Tenant shall forthwith repair at its own cost any damage caused to the Leased Premises or the Building or any part thereof by the installation or removal of Leasehold Improvements and/or trade fixtures. If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, then the trade fixtures shall, at the option of the Landlord, become the property of the Landlord and may be removed from the Leased Premises and/or sold or otherwise disposed of by the Landlord in such manner as it deems advisable, all at the sole cost and expense of the Tenant. For greater certainty, the Tenant’s trade fixtures shall not include any heating, ventilating or air-conditioning equipment or other building services or floor covering affixed to the floor of the Leased Premises. The obligations of the Tenant set forth in this Section shall survive the expiry or other termination of the Term.
Roof & Office Rooftop HVAC Replacement
     6.07 The Tenant covenants to pay to the Landlord as Additional Rent hereunder the amount of $0.25 per square foot of the Rentable Area of the Leased Premises per annum toward eventual built-up roof and roof membrane replacement and the amount of $0.04 per square foot of the Rentable Area of the Leased Premises per annum toward eventual replacement of office area rooftop HVAC units including major components (i.e. compressors and heat exchangers). Provided that: (i) the Tenant has been charged and has paid such amounts; (ii) the office rooftop HVAC equipment or built-up roof and roof membrane replacement as the case may be, is not required due to the negligence or misuse of the Tenant; and (iii) in the case of the office rooftop HVAC units, the Tenant has complied with its reporting and maintenance obligations hereunder, then the Landlord shall, at its expense, replace the office rooftop HVAC units, including the major components thereof, and the built-up roof and roof membrane when the same reach the end of their economically useful lives, as determined by the Landlord, acting reasonably. The foregoing charges shall be paid in equal monthly installments as Additional Rent and shall be fixed for the initial Term of this Lease but shall be adjusted by the Landlord at the commencement of any extension to amounts that equal the then replacement costs amortized, in the case of the built-up roof (including the membrane), over a twenty-five (25) year period and, in the case of the office rooftop HVAC units, over a ten (10) year period.
Repair on Termination
     6.08 At the expiration or sooner termination of the Term the Tenant shall, at its own expense:
(a)	deliver up possession of the Leased Premises to the Landlord together with all Leasehold Improvements which the Tenant is required or permitted to leave therein or thereon in the same condition in which the Tenant is required under this Lease to repair and maintain the Leased Premises subject to reasonable wear and tear, the cumulative effect of which does not amount to a state of disrepair, free and clear of all encumbrances and in a clean and tidy condition and free of all rubbish and to deliver to the Landlord all keys and security devices;

(b)	remove from the Complex, at the option of and to the satisfaction of the Landlord, all machine bases, cabling (electrical or otherwise), piping (pneumatic, water or otherwise) and wiring (electrical, computer or otherwise) and wall plates for telephones, computers and other appliances (together with associated repairs such as drywall patching and painting as may be required by the Landlord) installed by or on behalf of the Tenant;

(c)	remove any and all materials which may be deemed by any applicable legislation as contaminated or hazardous and which have been brought onto the Complex by the Tenant or those for whom the Tenant is in law responsible or which have been brought onto the Leased Premises during the Term by any party (other than by the Landlord or those for whom the Landlord is in law responsible), and clean up any and all resultant contamination in compliance with all Applicable Laws and regulations; and

(d)	remove from the Complex, in compliance with all Applicable Laws and regulations, any and all storage and/or holding tanks and associated bases (whether above or below ground) installed by or on behalf of the Tenant and all pits, trench drains and sloped floors created by or on behalf of the Tenant and restore the Leased Premises to base building condition in good repair.
The Landlord and the Tenant, at the Tenant’s written request, at least one hundred and twenty (120) days (and not more than one hundred and fifty (150) days) prior to the expiry of the Term, or any extension thereof, shall conduct a preliminary inspection of the Leased Premises for purposes of determining any repair and/or replacement work to the Leased Premises required to be carried out by the Tenant in accordance with the terms of this Lease to the extent determinable at such time and the Landlord shall, at least sixty (60) days prior to the expiry of the Term, provide to the Tenant in writing a report setting out in reasonable detail any and all repair and/or replacement work to the Leased Premises required to be carried out by the Tenant in accordance with the Lease. Such investigations and the aforementioned report shall be subject to a final inspection of the Leased Premises upon the expiry of the Term and the foregoing shall not diminish nor in any way restrict the Tenant’s obligations under this Lease or the Landlord’s rights and remedies
The covenants contained in this Section shall survive the expiry or other termination of the Term and if the Tenant should breach any of the foregoing provisions of this Section then, without prejudice to or limitation of any of the rights or remedies of the Landlord hereunder or at law and in addition to paying any costs or expenses incurred by the Landlord, together with such further or other costs or fees pursuant to Section 12.05 of this Lease, the Tenant shall pay the Rent required hereunder to be paid by an overholding tenant, notwithstanding that the Tenant may have vacated the Leased Premises, for so long as it may reasonably take to complete the required repairs, removal, restoration or clean-up.
Landlord’s Repair Obligation
     6.09 In the event that any of the footings, foundations, bearing walls, structural steel and/or metal roof deck (excluding, for clarity, the roof membrane which will be replaced in accordance with Section 6.07 of this Lease) of the

Building require repair or replacement due to defects in their original construction or design, the same shall be undertaken by the Landlord at its own expense without chargeback to the Tenant. If such Building components require repair or replacement as a result of the Tenant’s specific use thereof or its operations or activities at the Leased Premises or any negligent act or omission of the Tenant, its employees, agents, contractors or those for whom in law the Tenant is responsible, then the Tenant shall bear the full cost of such repair and/or replacement together with the Landlord’s management fee of fifteen percent (15%) of such costs and expenses.
ARTICLE VII — ASSIGNING & SUBLETTING:
Assigning or Subletting
7.01	(a)	The Tenant shall not assign this Lease or sublet or franchise, license, grant concessions in, or otherwise part with or share possession of the Leased Premises, or any part thereof, (each of the foregoing hereinafter referred to as a “Transfer”) without the prior written consent of the Landlord, which consent will not be unreasonably or arbitrarily withheld or delayed; at the time the Tenant requests such consent the Tenant shall deliver to the Landlord such information in writing (the “required information”) as the Landlord may reasonably require, including, without limitation, a copy of the proposed offer or agreement, if any, to Transfer and the name, address and nature of business and evidence as to the financial strength of the proposed assignee or subtenant or other user (any of the foregoing hereinafter referred to as a “Transferee”). The Landlord shall have fifteen (15) days from the date of its receipt of the required information to respond to the Tenant’s request for any consent to a Transfer.

Notwithstanding anything else herein contained, in no event shall any Transfer of this Lease release or relieve the Tenant in any regard whatsoever from any of its obligations or liabilities under or in respect of this Lease including any renewal or extension thereof.

PROVIDED however, and it is made a condition to any Transfer that:
(i)	The proposed Transferee of this Lease shall agree in writing with the Landlord to assume and perform all of the terms, covenants, conditions and agreements by this Lease imposed upon the Tenant herein in a form to be approved by the solicitor for the Landlord acting reasonably (which form shall also be executed by the Tenant) and shall obtain occupancy approval from the local building and fire departments and provide evidence thereof to the Landlord prior to taking occupancy of the Leased Premises;

(ii)	The Transferee shall also waive any rights which it may have at common law in respect of relief from forfeiture and any rights it may have pursuant to Sections 21 and 39 (2) of the Commercial Tenancies Act (Ontario), as amended from time to time;

(iii)	The Tenant shall pay the Landlord all property inspection, administration and legal fees in connection with the Transfer;

(iv)	The consent of the Landlord is not a waiver of the requirement of the Landlord’s consent for subsequent Transfers;

(v)	The acceptance by the Landlord of Rent from a Transferee without the Landlord’s consent shall not constitute a waiver of the requirement of such consent nor shall it constitute an acceptance of such party as the Tenant;

(vi)	The Landlord may, at its option, cancel any rights of first refusal or first opportunity on additional space referred to in this Lease, if any;

(vii)	The Leased Premises, at the time of the Transfer, shall comply in all respects with the standard of repair and maintenance required of the Tenant pursuant to this Lease and the Lease shall otherwise be in good standing;

(viii)	The Landlord shall have received from the Tenant or the Transferee a cash deposit or letter of credit (on terms satisfactory to the Landlord) equal to the last three (3) month’s Basic Rent hereunder (pro-rated in the case of a request relating to a portion only of the Leased Premises), as security for the performance of the repair and maintenance obligations of the Tenant and the Transferee, to be held by the Landlord pending delivery up of the Leased Premises (or the portion thereof which is subject to the Transfer) by the Transferee in the condition and to the standard required hereunder;

(ix)	If the Transfer of the Leased Premises does not take place within sixty (60) days of the giving of consent by the Landlord the consent shall, at the Landlord’s option, expire and become null and void; and

(x)	If, following any assignment of this Lease, it is disaffirmed, disclaimed or terminated by any trustee in bankruptcy of a Transferee, the original Tenant named in this Lease will be deemed on notice from the Landlord given within sixty (60) days from the date of such disaffirmation, disclaimer or termination to have entered into a Lease with the Landlord containing the same terms and conditions as in this Lease.
(b)	If a Transfer occurs without the consent of the Landlord when required, the Landlord may collect Rent from the party in whose favour the Transfer was made and apply the net amount collected to the Rent herein reserved but no such Transfer will be considered a waiver of this covenant or the acceptance of the party in whose favour the Transfer was made as a tenant hereunder.

(c)	Subject to the Landlord’s rights to terminate this Lease as set out above, the Tenant acknowledges and agrees that the Landlord is permitted to take into account all reasonable factors, information and other criteria regarding a proposed Transferee when considering a Tenant’s request for a Transfer pursuant to paragraph (a) of this Section 7.01, and that the Landlord may refuse to grant a consent where the proposed Transferee does not have a sound financial covenant or a sound business history, reputation or experience.

(d)	Notwithstanding anything to the contrary contained in this Lease, the Tenant shall have the right, without consent but on prior written notice to the Landlord, to effect a Transfer to an affiliate of the Tenant (as that term is defined in the Business Corporations Act (Ontario)) or the sale of all or substantially all of the assets of the Tenant, provided that the tangible net worth of the resulting purchaser shall be no less than $20,000,000.00 immediately prior to such purchase, and further provided that such Transferee and the Tenant sign and deliver to the Landlord prior to the date of such Transfer, the Landlord’s form of lease assumption agreement (to be prepared by the Landlord’s solicitor at the reasonable cost of the Tenant) in accordance with the provisions of this Lease. In no event shall such Transfer of the Lease release or relieve the Tenant from any of its obligations or liabilities under or in respect this Lease as the same may be extended from time to time by such Transferee. For purposes of this section, “tangible net worth” shall mean the shareholders equity in the Tenant (being the amount of its total assets in excess of the amount of its total liabilities, less its goodwill and other intangible assets set forth in its current balance sheet, prepared on a review engagement basis).
Change of Control
     7.02 If the Tenant is a private corporation and any part or all of the corporate shares shall be transferred by sale, assignment, amalgamation, bequest, inheritance, operation of law or other disposition or dispositions so as to result in a change in the control of the corporation, such change of control shall be considered a Transfer of this Lease and shall be subject to the provisions of Section 7.01 hereof. The Tenant shall make available to the Landlord upon its request for inspection and copying, all books and records of the Tenant, any assignee or subtenant and their respective shareholders which, alone or with other data, may show the applicability or inapplicability of this Section.
Sublet of Part of Premises

     7.03 Notwithstanding anything else to the contrary provided in this Lease and/or any act or rule of law or regulation now or hereafter in force to the contrary, the Landlord may in its sole and unfettered discretion refuse to give its consent to any Transfer by the Tenant of less than the whole of the Leased Premises resulting in separate premises therein.
Excess Rent
     7.04 In the event that the Basic Rent payable under any Transfer is in excess of the Basic Rent reserved hereunder or is in excess of the proportionate Basic Rent reserved in the event of a sublease of part of the Leased Premises, whether the excess be in the form of cash, goods or services from the Transferee or anyone acting on its behalf, the Tenant shall pay all of such excess after deducting all reasonable leasing costs, tenant inducements, leasehold allowances and legal and other professional fees incurred by the Tenant (acting reasonably) in respect of such Transfer (the “Net Excess”) to the Landlord immediately upon receipt thereof; in the event that the Net Excess is represented by goods or services rendered to the Tenant or its nominee, the value of those goods or services shall be determined by the Landlord and Tenant, both acting reasonably, and that value of the Net Excess shall be paid in cash by the Tenant to the Landlord immediately upon such determination.
Mortgage of Leasehold
7.05 The Tenant shall not mortgage, pledge, hypothecate or otherwise encumber all or any portion of the Tenant’s interest in this Lease or the Leasehold Improvements and shall not permit any lender to register any security interest against title to the Lands. Notwithstanding the foregoing, this shall not prohibit the Tenant from granting a general security agreement to its lender that includes a charge over the Tenant’s inventory, trade fixtures and equipment in the Leased Premises provided that such general security agreement or notice thereof is not registered on title to the Leased Premises. The Landlord acknowledges that the Tenant’s lender may require comfort that it will have access to personal property of the Tenant at the Leased Premises. In this regard, the Landlord agrees to provide the Tenant’s lender with a postponement and access agreement substantially in the form attached hereto as Schedule “G”.
Advertising Premises
     7.06 The Tenant shall not advertise or allow the Leased Premises or a portion thereof to be advertised as being available for assignment, sublease or otherwise without the prior written approval of the Landlord as to the form, size, content and location of such advertisement, which approval shall not be unreasonably withheld, provided that (i) no such advertising shall contain any reference to the Rent for the Leased Premises and (ii) any such advertising shall be on a standard ground-mounted real estate sign.
Disposition by Landlord
     7.07 If the Landlord sells or leases the Lands, the Building or any part thereof, or assigns this Lease, and to the extent that the covenants and obligations of the Landlord under this Lease are assumed by the purchaser, lessee or assignee, the Landlord in writing, without further written agreement, will be discharged and relieved of liability under the said covenants and obligations.
ARTICLE VIII — USE:
Use of Leased Premises
     8.01 The Tenant shall not use or permit the Leased Premises to be used for any retail sales whatsoever, nor shall the Tenant use or permit the Leased Premises to be used for any other purpose except warehousing, distribution and sales of non-hazardous products (i.e. products that do not constitute Hazardous Substances) and ancillary office use related thereto as well as the hand assembly of retail software packages from purchased components, such as discs, boxes, printed materials, etc. Such permitted use shall at all times be in compliance with: (i) the provisions of this Lease; and (ii) all Applicable Laws from time to time in force.
Rules and Regulations
     8.02 The Tenant and its employees and all persons visiting or doing business on the Leased Premises shall be bound by and shall observe and perform all reasonable rules and regulations made by the Landlord from time to time and of which notice in writing shall be given to the Tenant, and all such rules and regulations shall be deemed to be incorporated into and form part of this Lease.
Observance of Law
     8.03 The Tenant shall comply promptly with and conform to the requirements of all applicable statutes, by-laws, laws, regulations, ordinances and orders from time to time or at any time in force during the Term and affecting the condition, maintenance, repair, use or occupation of the Leased Premises (or equipment therein) and with every applicable regulation, order and requirement of the Insurance Advisory Organization or any body having similar functions or of any liability or fire insurance company by which the Landlord and the Tenant or either of them may be insured at any time during the Term, and, in the event of the default of the Tenant under the provisions of this Section, the Landlord may itself comply with any such requirements as aforesaid and the Tenant will forthwith pay all costs and expenses incurred by the Landlord together with such further or other costs or fees pursuant to Section 12.05 of this Lease and the Tenant agrees that all such costs and expenses shall be recoverable by the Landlord as if the same were Additional Rent reserved and in arrears under this Lease. The Landlord represents and warrants that the Leased Premises in its vacant state complies with all Applicable Laws without reference to the Tenant’s improvements or alterations to the Leased Premises and without taking into account the Tenant’s particular use or activities within the Leased Premises. In fulfilling its obligations set out in Section 6.07 and Section 6.09 of this Lease, the Landlord agrees that it shall comply with all Applicable Laws without regard or reference to the Tenant’s Improvements or alterations to the Leased Premises and without taking into account the Tenant’s particular use or activities within the Leased Premises.
Waste and Nuisance
8.04	(a)	The Tenant shall not do, suffer or permit any waste, damage, disfiguration or injury to the Leased Premises or the fixtures and equipment thereof and shall not permit any dangerous or noxious conditions to exist at the Leased Premises and shall not do or permit anything to be done or brought upon or about the Leased Premises or the Complex which may reasonably be a nuisance, annoyance, grievance, interference or disturbance to the use or occupation of the Building or adjacent lands or premises by its owners or occupants, nor cause or permit any fire alarm to be falsely triggered (and in the case of any alarm response charge levied by the local fire department the cost thereof, plus the Landlord’s fifteen percent (15%) management fee, shall be paid by the Tenant to the Landlord on written demand), nor use the Leased Premises in any manner nor conduct any processes (whether contemplated by the permitted uses herein or not) which, in the opinion of the Landlord acting reasonably, are detrimental or may cause damage to the Building, or any part thereof (and in the case of any damage to the Building caused by such use or conduct, including without limitation, the Building’s floors, steel and other structural components, the Tenant shall be required upon reasonable written notice, at its expense, to make good such damage or replace the damaged Building components if required to the satisfaction of the Landlord); nor keep, sell, use, handle or dispose of any goods, materials or things which may cause persistent odours either inside or outside the Building or which may reasonably be considered a nuisance in, at or on the Leased Premises; nor cause any annoyance, nuisance or disturbance to the occupiers or owners of, or damage to any adjoining lands and/or premises; and the Tenant shall keep the Leased Premises and the Complex free of hazardous waste and contamination and shall take every reasonable precaution to protect the Leased Premises and the Complex from danger of fire, water damage or the elements.

	(b)	The Tenant covenants and agrees to utilize the Leased Premises and operate its business in a manner so that no part of the Leased Premises or surrounding lands are used to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substances. Furthermore, and without limiting the foregoing, the Tenant covenants and agrees with the Landlord not to install any underground storage tanks at the Leased Premises. Further the Tenant hereby covenants and agrees to indemnify and save harmless the Landlord and those for whom the Landlord is in law responsible from any and all losses, costs, claims, damages, liabilities, expenses or injuries caused or contributed to by any Hazardous Substances which are at any time after the Tenant takes occupancy of the Leased Premises located, handled, placed, stored or incorporated in any part of the Leased Premises except by the Landlord, its workmen or contractors or migrating onto the Leased Premises from adjacent properties through no fault or neglect of the Tenant, its employees, agents, contractors, or those for whom in law it is responsible. The Tenant hereby agrees that the Landlord or its authorized representatives shall have the right at the Landlord’s expense to conduct such environmental site reviews and investigations (“Audit”) as it may deem necessary for the purposes of ensuring compliance with this Section 8.04, provided that if such Audit discloses that the Tenant is in violation of any of the foregoing provisions of this Section 8.04, or if such Audit is undertaken to ensure compliance with this Section 8.04 at the end of the Term, then the Tenant shall pay all of the Landlord’s costs of such Audit and all follow-up enquiries and investigations (plus the Landlord’s management and administrative fee of fifteen percent (15%) as Additional Rent) within fifteen (15) days of receipt of an invoice therefore.
Exterior Walls
     8.05 The Tenant covenants that it will not erect on, or attach, affix or fasten to the roof or the steel frame inside the Building or to the outside walls of the Leased Premises or the Building any television or radio antenna, fixture or other attachment of any kind whatsoever without first receiving the Landlord’s written consent thereto, which consent shall not be unreasonably withheld.
Signs
     8.06 The Tenant covenants and agrees not to paint, affix, display, or cause to be painted, affixed or displayed any picture, advertisement, notice, lettering, decoration or sign on any part of the Leased Premises visible from its exterior (including, without limitation, window signage) without in each instance the prior written approval of the Landlord. All signs erected by the Tenant with the Landlord’s approval, as aforesaid, shall nevertheless be of uniform size, lettering and location as the signs of all other tenants in the Complex (provided, however, that if the Landlord shall, in its sole discretion, desire to establish a uniform sign policy for the tenants of the Complex, then the Tenant acknowledges and agrees that the Landlord, at its option, shall be entitled to erect all such signage material in or on the Building advertising the respective tenant’s business operations therein (including the Tenant’s business)). The cost of all such signs and the installation and erection thereof shall be borne by the Tenant and shall be payable forthwith on demand. All signs shall be erected in strict conformance with all applicable municipal regulations, requirements and by-laws in existence from time to time. All signs shall be removed by the Tenant at its own expense at the termination of this Lease and the Tenant shall promptly repair at its own expense to the satisfaction of the Landlord any and all damage caused by such removal and this covenant shall survive the expiry or other termination of the Term. Subject to the foregoing, the Tenant shall be entitled to place its corporate sign on the exterior of the Leased Premises denoting its tenancy therein.
Energy Conservation
     8.07 The Tenant shall co-operate with the Landlord in conserving energy of all types in the Building, including but not limited to complying at the Tenant’s own cost with all reasonable requests and demands of the Landlord made with a view to energy conservation.
Overloading Systems
     8.08 The Tenant shall not install or use any electrical or other equipment or electrical arrangement which may overload the electrical or other service facilities unless it does so with the express prior written consent of the Landlord and at its own expense makes whatever changes are necessary to comply with the reasonable and lawful requirements of the Landlord’s insurance underwriters and governmental authorities having jurisdiction. The Tenant shall submit all applicable plans and specifications to the Landlord at the time of applying for such consent.
Parking
     8.09 The Tenant shall have the right to park not more than fifteen (15) cars belonging to its employees, servants, agents, contractors and invitees in those areas on the Lands designated by the Landlord from time to time as parking areas for the Leased Premises. The Tenant shall only park trucks or trailers in such areas of the Lands designated by the Landlord for truck or trailer parking, as the case may be as more particularly shown highlighted in blue on Schedule “A” attached to this Lease and shall not at any time park nor permit its employees, servants, agents, contractors or invitees to park elsewhere on the Lands or adjacent public streets and roads.
Refuse and Garbage

8.10 The Tenant agrees that it will not allow any waste, refuse, garbage, ashes or other loose or objectionable material to accumulate in or about the Leased Premises and will provide covered metal receptacles for the same and will at all times keep the Leased Premises in a clean and tidy condition.
Overloading Floors
     8.11 The Tenant covenants that it will not bring upon the Leased Premises or any part thereof any machinery, equipment, article or thing that, by reason of its weight, size, configuration, operation or otherwise, might damage the Leased Premises and will not at any time overload or damage the floors of the Leased Premises. The Tenant shall remove any such machinery, equipment (including but not limited to mobile equipment such as a forklift), article or thing within five (5) days written notice thereof and if any damage is caused to the Leased Premises by any machinery, equipment, article or thing or by overloading, the Tenant shall forthwith repair such damage at its own expense to the satisfaction of the Landlord.
Plumbing Fixtures
     8.12 The plumbing fixtures shall not be used for any purpose other than that for which they were constructed and no foreign substances of any kind shall be deposited therein, and the expense of any breakage, stoppage, or damage shall be borne by the Tenant.
Outside Storage
     8.13 The Tenant agrees that it will not store any goods or matter of any kind whatsoever outside the Leased Premises without the express written consent of the Landlord first had and obtained.
ARTICLE IX — INSURANCE AND INDEMNITY:
Tenant’s Insurance
     9.01 The Tenant shall, at its expense, obtain and maintain in force throughout the Term and any period when it is in possession of the Leased Premises, in the name of the Tenant with the Landlord and the Landlord’s mortgagee (if any) as additional insureds, the following insurance:
(a)	Public Liability insurance, written on a comprehensive basis, with coverage against third-party claims for bodily injury, including death, and property damage (including but not limited to personal injury liability, blanket contractual liability, products liability, employers liability, owners & contractors protective liability in the case of construction, and tenant’s legal liability) with such coverage to include the activities and operations conducted by the Tenant, or for which the Tenant is legally liable, and any other person performing work on behalf of the Tenant and those for whom the Tenant is in law responsible, in amounts required by the Landlord and any mortgagee of the Building or any part thereof from time to time but in no event less than Five Million Dollars ($5,000,000.00) per occurrence; and

(b)	All risks insurance covering all property owned by the Tenant, or installed by or on behalf of the Tenant, located within the Leased Premises and all other property for which the Tenant is responsible pursuant to this Lease and/or which has been installed by or on behalf of the Tenant (including without limitation chattels, equipment, machinery, furniture, inventory, fixtures, property of others in the Tenant’s care, custody or control, and all Leasehold Improvements) in an amount equal to the full (100%) replacement value thereof; and

(c)	Comprehensive boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least the replacement cost of all leasehold improvements and of all boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus or mechanical equipment owned or operated by the Tenant or by others (except for the Landlord) on behalf of the Tenant in the Leased Premises, or relating to or serving the Leased Premises; and

(d)	Business interruption insurance in an amount that will reimburse the Tenant for direct or indirect loss of gross earnings attributable to all perils insured against under Section 9.01 (b) and (c) herein, and other perils commonly insured against by prudent tenants, or attributable to prevention of access to the Leased Premises as a result of those perils; and

(e)	(i)	Environmental Impairment Liability insurance (“EIL” insurance) for claims arising from the use of or operations at the Leased Premises, including coverage for sudden and accidental and gradual pollution conditions, and including incidents arising out of the storage, disposal, release or escape of any Hazardous Substances into or upon the Leased Premises, land, sediments, soils, groundwater, atmosphere, or any watercourse or body of water, and for all third-party claims for bodily injury or property damage as well as the cost of clean-up and/or remediation of any contamination or environmental hazard in, upon or around the Leased Premises, Lands and adjoining lands, which insurance shall be issued for a limit of no less than Five Million Dollars ($5,000,000.00) per claim; and
(ii)	In the case of the Tenant in use and occupation of the Leased Premises being Navarre Corporation only, the Landlord acknowledges that the Tenant is not required to obtain EIL insurance unless: (i) Hazardous Substances at any time during the Term are found to be present at the Leased Premises; (ii) the use permitted under this Lease is modified or changed, with or without the Landlord’s consent; or (iii) any assignment of this Lease or sublease of all or part of the Leased Premises takes place, in which case, the Tenant shall immediately comply with the original requirement for EIL insurance set out in Section 9.01 (e) (i) above covering both sudden and accidental and gradual pollution exposures. If pursuant to this Section 9.01 (e) (ii), the Tenant is not required to obtain EIL insurance, it shall nonetheless obtain limited pollution liability insurance covering claims for bodily injury and property damage resulting from: (i) an unexpected or unintentional spill, discharge, dispersal, release or escape of pollutants upon or around the Leased Premises or the Lands that does not occur in a quantity or with a quality that is routine or usual to the business of the Tenant conducted at the Leased Premises and that is detected within 120 hours of the occurrence and reported within 120 hours of detection; and/or (ii) caused by the heat, smoke or fumes from a fire which becomes uncontrollable or breaks out from where it was intended to be, all with a limit of no less than Five Million Dollars ($5,000,000.00) per claim; and
(f)	Standard owners form automobile insurance providing third-party liability insurance with Two Million Dollars ($2,000,000.00) inclusive limits, and accident benefits insurance, covering all licensed vehicles owned or operated by or on behalf of the Tenant; and

(g)	Such other forms of insurance as may be reasonably required by the Landlord and its mortgagee from time to time.
All policies shall: (i) contain a cross liability and/or severability of interest clause; (ii) be primary and non-contributing to any other insurance available to the Landlord and/or its mortgagee(s); (iii) not be invalidated with respect to the interests of the Landlord and its mortgagee(s) by reason of any breach or violation of warranties, representations, declarations or conditions contained in the policies; and (iv) contain an undertaking by the insurers to notify the Landlord and its mortgagee(s) in writing not less than thirty (30) days prior to any material change, cancellation or termination thereof and shall be subject only to such deductibles and exclusions as the Landlord may approve, acting reasonably. All policies written pursuant to paragraph (b), (c) or (d) of this Section shall contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord and its mortgagees. Any policy written pursuant to paragraph (e) of this Section shall include a contractual liability clause and coverage for liability arising from the escape of Hazardous Substances (whether sudden or accidental or gradual) from any storage tanks, whether above ground or below ground, if any such storage tanks are present at the Leased Premises. The Tenant shall promptly furnish, upon request from the Landlord, verification of compliance with the provisions of this Section.
Landlord’s Insurance
     9.02 Throughout the Term of this Lease the Landlord shall provide and keep in force property insurance in respect of the Building (including the Leased Premises but not including the property which the Tenant is required to insure for pursuant to paragraph (b) of Section 9.01 hereof) and the Complex against fire and such other perils as are normally insured against in the circumstances by prudent landlords of similar buildings and loss of rental income insurance, subject to reasonable deductions and exceptions as the Landlord may reasonably determine and to amounts which the Landlord shall from time to time determine as being reasonable or sufficient. Notwithstanding any contribution by the Tenant to the cost of any insurance effected by the Landlord, no insurable interest is conferred upon the Tenant under any such policies of insurance and the Tenant has no right to receive any proceeds under any such insurance.
Not to Affect Landlord’s Insurance
     9.03 Neither the Tenant nor its officers, directors, agents, servants, licensees or concessionaires, assignees or subtenants shall bring onto the Leased Premises or do or omit or permit to be done or omitted to be done upon or about the Leased Premises anything which shall cause the rate of insurance upon the Leased Premises or the Building or any part thereof or its contents to be increased, and if the said rate of insurance shall be increased by reason of the use made of the Leased Premises even though such use may be a permitted use hereunder or by reason of anything done or omitted or permitted to be done or omitted to be done by the Tenant or its officers, directors, agents, servants, licensees, concessionaires, assignees or subtenants or by anyone permitted by the Tenant to be upon the Leased Premises, the Tenant shall pay to the Landlord forthwith upon demand the amount of such increase.
Limit of Landlord’s Liability
9.04	(a)	The Landlord shall not be responsible in any way for, and is hereby released and discharged in respect of: (i) any injury to any person (including death) except to the extent directly caused by the negligence or willful misconduct of the Landlord or those for whom it is in law responsible; or (ii) for any loss of or damage to any property within the Leased Premises or belonging to the Tenant or to other occupants of the Leased Premises or to their respective employees, agents, invitees, customers, licensees or other persons from time to time attending at the Leased Premises, howsoever caused, while such person or property is in or about the Lands, the Leased Premises, the Building, or any areaways, parking areas, lawns, sidewalks, steps, truckways, platforms, corridors, stairways, elevators or escalators in connection therewith, including without limiting the foregoing, any loss of or damage to any property caused by theft or breakage, or by steam, water, rain or snow or for any loss or damage caused by or attributable to the condition or arrangements of any electrical or other wiring or for any damage caused by smoke or anything done or omitted to be done by any other tenant of premises in the Building or Buildings or for any other loss whatsoever with respect to the Leased Premises, goods placed therein or any business carried on therein.

	(b)	In the event that the Leased Premises or the Complex or any part or parts thereof are closed, inaccessible or unusable by reason of damage, necessary repair or by virtue of any other cause or condition whatsoever, whether within or beyond the Landlord’s control, the Landlord shall not be liable or responsible in any way for any loss of business or any other damage to or loss, direct, indirect, consequential or otherwise sustained or suffered by the Tenant nor shall the Tenant be entitled to any abatement of Rent, except, in the case of damage to the Leased Premises and as expressly provided in Article XI hereof.
Limit of Tenant’s Liability
     9.05 The Tenant shall not be liable to the Landlord for any direct injury, loss or damage in excess of $50,000.00 per occurrence (subject to increase as hereinafter provided, the “Threshold Amount”), where such injury, loss or damage is required to be insured by the Landlord pursuant to Section 9.02, to the extent of proceeds actually recovered, whether or not such injury, loss or damage is caused by the negligent act or omission of the Tenant or its officers, directors or employees (provided that the Tenant advises the Landlord of the occurrence of such injury, loss or damage as soon as practicable) and the Tenant shall be and is hereby released in respect of the same, it being understood and agreed that the Landlord shall not be required to look to its insurance under Section 9.02 hereof for that portion of any injury, loss or damage caused by the Tenant or its operations at the Leased Premises which is below the Threshold Amount. The Landlord and Tenant agree that the initial Threshold Amount of $50,000.00 shall be increased at the end of every 5th year of this Lease by the cumulative increase during the relevant years in the non-residential building construction price index [Toronto] published by Statistics Canada, or any comparable index should Statistics Canada no longer publish the same.
Indemnity

     9.06 The Tenant shall promptly indemnify and save the Landlord harmless from any and all liabilities, damages, costs, expenses, claims, suits or actions arising out of any breach, violation or non-observance by the Tenant of any of its obligations under the Lease; from any damage to the Leased Premises, the Complex or to any property while such property shall be in or about the Leased Premises including but not limited to the systems, furnishings and amenities thereof, caused by or arising out of the willful or negligent act or omission of the Tenant, its employees, agents, invitees or licensees; and from any injury to any employee, agent, invitee or licensee, of the Tenant, including but not limited to death resulting at any time therefrom, occurring on or about the Complex or any part thereof. Notwithstanding anything else herein contained, this indemnity shall survive the expiry or earlier termination of the Term.
ARTICLE X — CONTROL OF COMPLEX:
Control of Complex
10.01	(a)	The Complex shall, at all times, be subject to the exclusive control of the Landlord and, without limiting the generality of the foregoing, the Landlord shall have the right from time to time throughout the Term:
(i)	to construct in, to or on the Complex, to make alterations, additions and subtractions thereto and therefrom to erect new buildings on the Complex and to build additional storeys on the existing buildings;

(ii)	to monitor access to any of the parking areas by means of barriers, control booths or any other method which the Landlord deems proper;

(iii)	to change the location of driveways and sidewalks and the location, layout or size of the parking area; and

(iv)	to do or perform such other acts in and to the Complex as the Landlord, acting as a prudent owner, deems advisable for the more efficient and proper operation of the Complex.
(b)	The Landlord will operate and maintain the Complex in such a first class manner consistent with a complex of the same age, location and use. Without limiting the scope of such discretion, the Landlord shall have the full right and authority to employ all personnel and to make all rules and regulations pertaining to and necessary for the proper operation and maintenance of the Complex.

(c)	The Landlord shall not be liable for any diminution or alteration of the common area of the Complex resulting from the exercise of the Landlord’s rights under this Section and the Tenant shall not be entitled to a reduction or abatement of Rent or to compensation therefor.
The foregoing shall not be deemed to permit the Landlord to do anything that would materially, adversely interfere with the Tenant’s access to or use and enjoyment of the Leased Premises unless otherwise required by Applicable Law, and the Landlord shall use all commercially reasonable efforts in exercising its rights as set out above to ensure that any disruption to the Tenant’s business and use of the Leased Premises shall be minimized to the extent possible.
ARTICLE XI — DAMAGE AND DESTRUCTION
Abatement of Rent
     11.01 If the Leased Premises or any portion thereof is damaged or destroyed by fire or by other casualty against which the Landlord is required to insure under this Lease, Rent shall abate in proportion to the area of that portion of the Leased Premises which, in the reasonable opinion of the Landlord, is thereby rendered unfit for the purposes of the Tenant bears to the area of the entire Leased Premises and the Rent shall abate entirely if fifty percent (50%) or more of the Leased Premises is damaged or destroyed (but only to the extent to which the Landlord actually receives proceeds under its loss of rental income insurance or which would have been received if the Landlord had complied with its obligations under Section 9.02) until the Leased Premises are repaired and rebuilt as certified by the Landlord’s Architect and the Landlord agrees that it will, with reasonable diligence, repair and rebuild the Leased Premises, subject to Section 11.02. The Landlord’s obligation to rebuild and restore the Leased Premises shall not include the obligation to rebuild, restore, replace or repair any chattel, fixture or Leasehold Improvements or any other thing that is the property of the Tenant and/or for which the Tenant is to maintain insurance under paragraph (b) and (c) of Section 9.01 (in this Section collectively called “Tenant’s Improvements”); the Leased Premises shall be deemed repaired and rebuilt when the Landlord’s Architect certifies that it has been substantially repaired and rebuilt to the state where the Tenant could occupy it for the purpose of rebuilding, restoring, replacing or repairing the Tenant’s Improvements. The issuance of the certificate of the Landlord’s Architect shall not relieve the Landlord of its obligation to complete the repairing and rebuilding as aforesaid, but the Tenant shall forthwith after issuance of such certificate proceed to rebuild, restore, replace and repair the Tenant’s Improvements, and the provisions of Section 6.03 shall apply to such work, mutatis mutandis.
Termination
11.02	(a)	Notwithstanding the provisions of Section 11.01 hereof, if the Leased Premises or any portion thereof are (i) damaged or destroyed by any cause whatsoever and cannot in the reasonable opinion of the Landlord be rebuilt or made fit for the purposes of the Tenant as aforesaid within two hundred and seventy (270) days of the date of such damage or destruction, or (ii) the Leased Premises are damaged or destroyed by an uninsured peril, the Landlord may, at its option, terminate this Lease by giving to the Tenant, within sixty (60) days after the date of such damage or destruction, notice of termination and thereupon Rent shall be apportioned and paid to the date of such damage or destruction and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord.

	(b)	Irrespective of whether the Leased Premises or any portion thereof are damaged or destroyed as aforesaid, in the event that fifty per cent (50%) or more of the Building, as determined by the Landlord, is damaged or destroyed by any cause whatsoever and if, in the reasonable opinion of the Landlord, such area cannot be rebuilt or made fit for the purposes of the tenants thereof within one hundred and eighty (180) days of the date of such damage or destruction or the Building is damaged or destroyed by an uninsured peril, the Landlord may at its option terminate this Lease by giving to the Tenant within sixty (60) days after the date of such damage and destruction, notice of termination requiring vacant possession of the Leased Premises sixty (60) days after delivery of the notice of termination and thereupon Rent shall be apportioned and paid to the date on which vacant possession is given and the Tenant shall deliver up possession of the Leased Premises to the Landlord in accordance with such notice of termination.

	(c)	If the Landlord does not elect to terminate the Lease pursuant to paragraphs (a) or (b) of this Section, it shall, with reasonable diligence, repair and restore the Leased Premises and/or the Building, in accordance with the provisions of Section 11.01.
ARTICLE XII — DEFAULT:
Events of Default
12.01	An “Event of Default” shall occur whenever:
(a)	the Tenant fails to pay the Rent hereby reserved or any part thereof within five (5) days from the giving of written notice by the Landlord to the Tenant in respect thereof (provided that if the Landlord is required to give the notice hereunder on two (2) occasions in any twenty-four (24) consecutive months, the Landlord shall for have no further obligation to give notice hereunder and an Event of Default shall be deemed to occur on the date the Tenant fails to pay Rent on the due date as provided for in the Lease);

(b)	the Tenant shall have breached or failed to comply with any of its covenants and agreements contained in this Lease (save for non-payment of Rent) and shall have failed to remedy such breach or non-compliance within fifteen (15) days (or such longer period as the Landlord may reasonably determine, having regard to the nature of the default) after written notice thereof given by the Landlord to the Tenant;

(c)	the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any Act now or hereinafter in force for bankrupt or insolvent debtors;

(d)	the Tenant is a corporation and any order shall be made for the winding-up of the Tenant or other termination of the corporate existence of the Tenant;

(e)	the Tenant makes or attempts to make a bulk sale of assets not in the ordinary course of the Tenant’s business;

(f)	a trustee, receiver, interim receiver, receiver and manager, custodian or liquidator is appointed for the business, property, affairs or revenue of the Tenant;

(g)	this Lease or any of the Tenant’s assets on the Leased Premises are taken or seized under writ of execution, an assignment, pledge, charge, debenture or other security instrument;

(h)	the Tenant abandons or attempts to abandon the Leased Premises;

(i)	the Tenant makes or applies to the relevant authority for a permit or approval for, any installation, alteration, addition, modification or improvement to the Leased Premises without the prior written approval or authorization of the Landlord except when such approval or authorization is not required under this Lease;

(j)	the Leased Premises shall be used by any person other than the Tenant or the Tenant’s permitted assignees or for any purpose other than as set out in Section 8.01;

(k)	any insurance policy on the Building or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled or the coverage thereunder reduced in any way by the insurer by reason of the use or occupation of the Leased Premises or any part thereof by the Tenant and the Tenant shall have failed to remedy the condition giving rise to such cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours written notice given by the Landlord to the Tenant;

(l)	the Tenant sells or disposes of the goods, chattels or equipment in the Leased Premises or removes, commences or threatens to remove them from the Leased Premises so that in the opinion of the Landlord there would not, in the event of such sale, disposal or removal, be sufficient goods on the Leased Premises subject to distress which would satisfy all Rent due or accruing hereunder for a period of six (6) months;

(m)	the Tenant shall at any time during the Term use the Leased Premises, whether within the use permitted by Section 8.01 or not, in a manner which imposes upon the Landlord any obligation to modify, extend, alter or replace any part of the Leased Premises or any of the machinery, equipment or other facilities used in connection with the Leased Premises, which obligation is not fulfilled by the Tenant at its own cost in a timely manner;

(n)	the Leased Premises are vacant for any period in excess of twenty (20) days other than during repairs or renovations; or

(o)	the Tenant defaults in the performance or observation of any terms, conditions, covenants or provisions of any other lease agreement in respect of premises leased by the Tenant from the Landlord, which default is not remedied or cured within any applicable grace period.

Accelerated Rent

12.02	Upon the occurrence of an Event of Default then:

(a)	notwithstanding anything to the contrary in this Lease, such portion of the Landlord’s Leasing Costs as are unamortized as at the day prior to such Event of Default (assuming a straight-line amortization over the Term of this Lease) shall be deemed to be outstanding to the Landlord and shall become immediately due and payable as Rent, and the Landlord may, at its option, apply all or any monies or other security as may have been deposited or lodged with the Landlord as security for the performance of the Tenant’s obligations under this Lease (collectively, “Security”), against such amounts owing, all without prejudice to any further claims by the Landlord for damages and/or remedy for recovery thereof and/or the right of the Landlord to apply any Security against other amounts owing hereunder or against other expenses, costs or damages incurred by the Landlord; and

(b)	in addition to and without limiting the foregoing and notwithstanding the Bankruptcy and Insolvency Act (Canada) or otherwise the then current month’s Rent and next ensuing three (3) months Rent, after appropriate adjustments to take into account the fact that portions of the Leasing Costs amortized into Basic Rent may have been accelerated under paragraph (a) of this Section, shall immediately become due and be paid by the Tenant to the Landlord as accelerated Rent and the Landlord may immediately distrain for the same together with any Rent arrears then unpaid.
Right of Re-entry
     12.03
(a)	Upon the occurrence of an Event of Default, the Landlord may at any time thereafter, without notice to the Tenant, re-enter the Leased Premises or any part thereof in the name of the whole and terminate this Lease and all the rights of the Tenant thereunder.

(b)	If and whenever the Landlord exercises its option to re-enter the Leased Premises and terminate this Lease pursuant to paragraph (a) of this Section:
(i)	the Tenant shall immediately vacate the Leased Premises and the Landlord may remove or cause to be removed from the Leased Premises the Tenant and/or any other occupant or occupants thereof and if the Tenant has not removed all property therefrom or completely vacated the Leased Premises within three (3) days of the Landlord terminating this Lease and entering the Leased Premises, then such property shall be deemed to be abandoned and the Landlord may, at its discretion, remove all property therefrom and sell or dispose of such property as the Landlord considers appropriate without liability for loss or damage and without prejudice to the rights of the Landlord to recover arrears of Rent or damages incurred by the Landlord;

(ii)	the Landlord shall be immediately entitled to the payment of Rent up to the date of termination together with all expenses incurred by the Landlord in respect of such termination and the value of the Rent, calculated at the date of termination, for the unexpired portion of the Term.
Reletting
     12.04 At any time when the Landlord is entitled to re-enter the Leased Premises or terminate this Lease, the Landlord may without notice to the Tenant and without terminating the Lease enter upon and take custody of the Leased Premises in the name of and as agent of the Tenant, together with all the Tenant’s improvements, fixtures and furnishings, and sublet the Leased Premises in the name of and as the agent of the Tenant on whatever terms the Landlord may deem appropriate but no such action by the Landlord shall waive any of the obligations of the Tenant or limit the subsequent exercise of any of the Landlord’s remedies for default. If the Landlord shall sublet the Leased Premises as aforesaid, the Landlord shall be entitled to receive all sublease rent and apply the same in its discretion to any indebtedness of the Tenant to the Landlord under this Lease and/or to the payment of any costs and expenses of reletting, and the Landlord shall be liable to account to the Tenant only for the excess, if any, of monies actually received by it. If the sublease rent is less than is necessary to pay and discharge all the then existing and continuing obligations of the Tenant hereunder, the Tenant shall pay such deficiency to the Landlord upon written demand from time to time. Notwithstanding any such re-entry and subletting without termination, the Landlord may at any time thereafter terminate this Lease by reason of the previous or any other default under the Lease and the provisions of Section 12.03 shall apply.
Distress

     12.05 The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord’s right of distress with the exception of its client and files whether in hard or soft copy and its software, and covenants and agrees that notwithstanding any such statute, none of the goods and/or chattels of the Tenant on the Leased Premises at any time during the Term shall be exempt from levy by distress for rent in arrears.
Right of Landlord to Cure Defaults
     12.06 If the Tenant fails to perform or cause to be performed any of the covenants or obligations of the Tenant herein, the Landlord shall have the right (but shall not be so obligated) after delivery of written notice to the Tenant and the expiry of the relevant cure period, to perform or cause to be performed and to do or cause to be done such things as may be necessary or incidental thereto (including without limiting the foregoing, the right to make repairs, installations, erections and expend monies), and all payments, expenses, charges, fees and disbursements incurred or paid by or on behalf of the Landlord (including without limitation the Landlord’s fifteen percent (15%) supervisory fee) in respect thereof shall be paid by the Tenant to the Landlord within ten (10) days written demand therefor together with all reasonable legal and administrative costs of the Landlord in respect thereof and all such amounts shall be payable as Additional Rent.
Cross Default
     12.07 (INTENTIONALLY DELETED)
Remedies Not Exclusive
     12.08 Mention in this Lease of any particular remedy or remedies in respect of any default or threatened default by the Tenant in the performance of its obligations shall not preclude the Landlord from exercising, or limit the extent of, any other remedy in respect thereof, whether at law, in equity or pursuant to any express provision hereof. No remedy shall be interpreted as exclusive or dependent upon any other remedy, and the Landlord may from time to time exercise any one or more of such remedies independently or in combination.
Non-Waiver
     12.09 No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord, save only an express waiver by the Landlord in writing.
Recovery of Adjustments
     12.10 The Landlord shall have (in addition to any other right or remedy of the Landlord) the same rights and remedies in the event of default by the Tenant in payment of any amount payable by the Tenant hereunder as the Landlord would have in the case of default in payment of Rent.
ARTICLE XIII — SUBORDINATION & ACKNOWLEDGEMENTS:
Mortgages
     13.01 At the option of the Landlord or the applicable mortgagee, chargee or trustee (as the case may be), this Lease shall be subject and subordinate to any and all mortgages, charges and deeds of trust (and instruments supplemental thereto), which may now or at any time hereafter affect the Leased Premises in whole or in part, or the Lands, or the Building whether or not any such mortgage, charge or deed of trust affects only the Leased Premises or the Lands or the Building or affects other premises as well. The Tenant acknowledges and agrees that any such mortgagee, chargee or trustee may unilaterally postpone and subordinate its mortgage, charge or deed of trust to this Lease and any renewals, modifications, consolidations, replacements or extensions thereof to the intent that this Lease and all right, title and interest of the Tenant in the Leased Premises shall be prior to the rights of such mortgagee, chargee or trustee as fully as if such Lease had been executed and registered before the registration of the mortgage, charge or deed of trust, as applicable. On request at any time and from time to time of the Landlord or of the mortgagee, chargee or trustee under any such mortgage, charge or deed of trust, the Tenant shall promptly, at no cost to the Landlord or mortgagee, chargee or trustee, but provided that the holder of any such mortgage, charge or deed of trust agrees in writing with the Tenant not to disturb the Tenant’s use and occupation of the Leased Premises so long as no Event of Default shall have occurred:
(a)	attorn to such mortgagee, chargee or trustee and become its tenant of the Leased Premises or the tenant of the Leased Premises of any purchaser from such mortgagee, chargee or trustee in the event of an exercise of any permitted power of sale contained in any such mortgage, charge or deed of trust for the then unexpired residue of the Term on the terms herein contained; and/or

(b)	postpone and subordinate this Lease to such mortgage, charge or deed of trust to the intent that this Lease and all right, title and interest of the Tenant in the Leased Premises shall be subject to the rights of such mortgagee, chargee or trustee as fully as if such mortgage, charge or deed of trust had been executed and registered and the money thereby secured had been advanced before the execution of this Lease (and notwithstanding any authority or consent of such mortgagee, or trustee, express or implied, to the making of this Lease).
     Any such attornment or postponement and subordination shall extend to all renewals, modifications, consolidations, replacements and extension of any such mortgage, charge or deed of trust and every instrument supplemental or ancillary thereto or in implementation thereof. The Tenant shall forthwith execute any instruments of attornment or postponement and subordination which may be so requested to give effect to this Section. The Tenant shall, if required, also confirm to the Landlord’s mortgagee: (i) that no prepayments of rent (except as provided in this Lease) and no material amendments, early termination, surrender or assignment of this Lease shall be binding on such mortgagee unless the mortgagee consents thereto; (ii) that the mortgagee shall not be liable for any default of the Landlord under this Lease arising prior to the mortgagee becoming a mortgagee in possession of the Leased Premises or succeeding to the Landlord’s interest in this Lease; (iii) that the mortgagee shall be responsible for landlord obligations only so long as the mortgagee realizes on its security by entering into ownership, possession or control of the Leased Premises; and (iv) that the Tenant will deliver such mortgagee, simultaneously with delivery to the Landlord, a copy of any notice to the Landlord alleging default by the Landlord of its obligations under this Lease.
Certificates
     13.02 The Tenant shall, within not more than fifteen (15) days written request therefor, execute and return to the Landlord, its mortgagee or any purchaser of the Leased Premises as required by the Landlord from time to time and without cost to the Landlord or such mortgagee or purchaser, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if modified, stating the modifications and that the Lease is in full force and effect as modified), the amount of the annual Basic Rent then being paid hereunder, the dates to which the same, by installment or otherwise, and other charges hereunder have been paid, whether or not there is any existing default on the part of the Landlord of which the Tenant has notice, and any other information reasonably required.
ARTICLE XIV — ACCESS BY LANDLORD:
Exhibiting Leased Premises
     14.01 The Tenant shall permit the Landlord or its agents to post “For Rent/Lease” signage at and to exhibit the Leased Premises to prospective tenants during the last nine (9) months of the Term thereof during normal business hours upon at least 24 hours advance notice. Notwithstanding the foregoing, in the event the Tenant does not exercise any option that is available to it to renew or extend the Term, the Landlord may (during business hours after at least twenty-four (24) hours notice) exhibit the Leased Premises at any time after the earlier of the date the Tenant notifies the Landlord that it will not be exercising such option or, in the absence of such notice, the last day on which the Tenant may exercise such option.
Expansion, Alteration
     14.02 The Landlord shall have the right to enter into the Leased Premises and to bring its workmen and materials thereon to inspect the Leased Premises and to make additions, alterations, improvements, installations and repairs to the Leased Premises and the Lands, the Building, and the common areas and services thereof as such may exist from time to time. All such work shall be carried out as expeditiously as reasonably practicable so as to minimize interference with the Tenant’s business operations at the Leased Premises, and the Landlord shall not be liable for any necessary or unavoidable obstructions to or interference with the use and enjoyment of the Lands, the Building and the Leased Premises as may be necessary for the purposes aforesaid and may interrupt or suspend the supply of electricity, water or other utilities or services when necessary and until the additions, alterations, improvements, installations or repairs have been completed, and there shall be no abatement in Rent (except as provided in Section 11.01 hereof) nor shall the Landlord be liable by reason thereof, provided all such work is done as expeditiously as reasonably possible. The Landlord shall have the right to use, install, maintain and repair pipes, wires, ducts, shafts or other installations in, under or through the Leased Premises for or in connection with the supply of any services to the Leased Premises or any other premises in the Building.
ARTICLE XV — MISCELLANEOUS:
Notice
15.01	(a)	Any notice, request, statement or other writing pursuant to this Lease shall be deemed to have been given if mailed by registered prepaid post or by facsimile transmission as follows:

In the case of the Landlord, to:

ORLANDO CORPORATION

6205 Airport Road

5th Floor

Mississauga, Ontario

L4V lE3

Attention: President

Facsimile #: (905) 677-2824

In the case of the Tenant, to:

NAVARRE CORPORATION

at the Leased Premises

Attention: General Counsel

Facsimile # (763) 504-1107

With a copy to:

NAVARRE CORPORATION

7400 49th Avenue North

New Hope, MN 55428

Attention: General Counsel

Facsimile #: (763) 504-1107

and such notice shall be deemed to have been received by the Landlord or the Tenant (as applicable) on the third business day after the date on which it shall have been so mailed (provided that in the event that there is an interruption of postal service, the aforesaid period shall be extended for a period equivalent to the period of such interruption) or on the day of facsimile transmission if made before 5:00 p.m. Eastern Time on a business day, otherwise on the business day next following, as evidenced by a written confirmation of such facsimile transmission.

	(b)	Notice shall also be sufficiently given if and when the same shall be delivered, in the case of notice to the Landlord, to an executive officer of the Landlord or a person holding an executive position with the Landlord, and in the case of notice to the Tenant, to him personally or if the Tenant is a corporation to an officer or manager of the Tenant or to the most senior employee present at the Leased Premises when service is effected. Such notice, if delivered, shall be conclusively deemed to have been given and received at the time of such delivery. If in this Lease two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons.
Either the Landlord or the Tenant may from time to time, by notice to the other as aforesaid, designate another address in Canada and/or facsimile number to which notices issued more than ten (10) days thereafter shall be addressed.
Registration
     15.02 The Tenant covenants and agrees with the Landlord that the Tenant will not register or record this Lease or any part thereof against the title to the Lands or any part thereof except by way of notice prepared by the Tenant, which shall be subject to the written approval of the Landlord prior to registration, which will not be unreasonably withheld or delayed and which shall only describe the parties, the Leased Premises, and the Term and any options to renew or extend (as applicable). The Landlord, on its own behalf, may also register notice of this Lease, or a short form thereof, against title to the Lands and the Tenant hereby covenants to execute and return to the Landlord such notice, within ten (10) days written request therefor.
Planning Act
     15.03 Where applicable, this Lease shall be subject to the condition that it is effective only if the Planning Act (Ontario) is complied with. Pending such compliance, the Term and any extension periods shall be deemed to be for a total period of one (1) day less than the maximum lease term permitted by law without such compliance.
Obligations as Covenants
     15.04 Each obligation or agreement of the Landlord or the Tenant expressed in this Lease, even though not expressed as a covenant, is considered to be a covenant for all purposes.
Severability
     15.05 Any provision of this Lease that is determined to be illegal or unenforceable at law shall be considered separate and severable from the remaining provisions which shall remain in force and be binding upon the Landlord and the Tenant.
Unavoidable Delays
     15.06 Whenever and to the extent the Landlord or the Tenant, as the case may be, (the “First Party) is unable to fulfill or shall be delayed or restricted in the fulfilment of any obligation hereunder by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfil such obligation or by reason of any statute, law, regulation, by-law or order or by reason of any other cause beyond its reasonable control, whether of the same nature as the foregoing or not (the “Unavoidable Delay”) (provided that insolvency or lack of funds shall be deemed to not be an Unavoidable Delay), the First Party shall be relieved from the fulfilment of such obligation for so long as such cause continues and the other party shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned. There shall be no deduction from the Rent or other monies payable under this Lease by reason of any such failure or cause.
Evidence of Payments
     15.07 The Tenant shall produce to the Landlord upon request, satisfactory evidence of due payment by the Tenant of all payments to third parties required to be made by the Tenant under this Lease.
Overholding
15.08 If the Tenant shall continue to occupy all or part of the Leased Premises after the expiration of the Term with the consent of the Landlord, and without any further written agreement, the Tenant shall be a monthly tenant at one hundred and twenty-five percent (125%) of the monthly Basic Rent payable during the last year of this Lease and otherwise on the terms and conditions herein set out except as to length of tenancy.
Lien
     15.09 (INTENTIONALLY DELETED)
Goods and Services Tax
     15.10 Any amount which is, by the terms of this Lease payable by the Tenant to the Landlord and which is subject to goods and services tax pursuant to the Excise Tax Act (Canada) or subject to any provincial sales tax or harmonized tax or taxes shall be deemed to be exclusive of such tax or taxes with the intent that such tax or taxes shall be calculated thereon and paid by the Tenant to the Landlord at the time such amount is payable pursuant to the terms of this Lease.
Time of Essence
     15.11 Time shall be of the essence of this Lease and every part thereof.
Law
     15.12 This Lease shall be governed by and construed in accordance with the laws of the Province of Ontario.
Captions/Headings
     15.13 The captions appearing in the margin of this Lease and in the headings to the Articles of this Lease have been inserted as a matter of convenience of reference only and do not in any way whatsoever define, limit or enlarge the scope or meaning of this Lease or any part thereof.
Joint and Several Liability
     15.14 If the Tenant shall be comprised of more than one (1) party, the liability of each such party under this Lease shall be joint and several.
Tenant Partnership
     15.15 If the Tenant shall be a partnership, each person who shall be a member of such partnership or successor thereof shall be and continue to be jointly and severally liable for the performance and observance of all covenants, obligations and agreements of the Tenant under this Lease even if such person ceases to be a member of such partnership or successor thereof.
Environmental Assessments
15.16	(a)	The Landlord or its agent shall have the right to enter upon the Complex (including but not limited to the Leased Premises) and conduct environmental assessment audits from time to time during the Term upon forty-eight (48) hours prior notice (except where contamination is actually present or threatened, in which case no notice shall be required). In exercising its rights under this section, the Landlord shall use commercially reasonable efforts to minimize its interference with the Tenant’s business operations.

	(b)	Subject to and in accordance with Section 8.04 (b) of this Lease, the Tenant covenants and agrees to execute forthwith upon written demand therefor, at its own cost and expense, the complete remediation/clean-up of any and all contamination of the Complex arising out of the Tenant’s use or occupation of the Leased Premises. The aforesaid covenant contained in this paragraph (b) shall survive the expiry or other termination of the Term.
Easements

     15.17 The Tenant acknowledges that the Lands are subject to such rights-of-way and other easements as are designated, if any, in Schedule “B” hereto. The Tenant agrees to postpone this Lease, upon written demand by the Landlord to:
(a)	such further easements in favour of adjoining lands for purposes of ingress and egress, as may be requested by the Landlord from time to time; and

(b)	easements regarding utilities, services or sewers, as may be required from time to time.
Entire Agreement
     15.18 The Tenant acknowledges that there have been no representations made by the Landlord which are not set out in the Lease. The Tenant further acknowledges that the Lease constitutes the entire agreement between the Landlord and Tenant and may not be modified except as herein explicitly provided or by subsequent agreement in writing duly signed by the Landlord and the Tenant.
Effect of Lease
     15.19 This Indenture and everything herein contained shall extend to and bind and may be taken advantage of by the respective heirs, executors, administrators, successors and assigns, as the case may be, of each of the parties hereto, subject to the granting of consent by the Landlord as provided herein to any assignment or sublease, and where there is more than one tenant or there is a female party or a corporation, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.
ARTICLE XVI — ADDITIONAL PROVISIONS
Option to Terminate
     16.01 Provided that the Tenant in use and occupation of all of the Leased Premises is Navarre Corporation or a permitted Transferee as provided for in Section 7.01(d) herein and it has not been and is not then in default of its covenants and obligations under this Lease beyond any applicable cure period, the Tenant shall have an option to terminate this Lease (the “Option to Terminate”) effective on such date falling between March 1, 2012 and February 28, 2013, both inclusive (the “Effective Termination Date”), as may be elected by the Tenant in accordance with this section. This Option to Terminate is conditional upon the Tenant delivering to the Landlord a written notice (the “Termination Notice”) electing to exercise the same, which Termination Notice must be received by the Landlord by the date which is six (6) months prior to the Effective Termination Date. The Termination Notice: (i) shall specify an effective termination date that shall be at least six (6) months following the date that the Termination Notice is delivered to the Landlord; and (ii) shall be accompanied by a lease termination fee payable to the Landlord in an amount equal to six (6) months gross Rent (the “Termination Fee”). Such Termination Fee shall be based on; (a) the Basic Rent otherwise payable in the year in which the Effective Termination Date occurs and; (b) the Additional Rent payable at the time the Termination Notice is delivered, plus applicable goods and services or harmonized sales tax. For clarity, it is understood and agreed that the Termination Fee is in addition to and shall not be credited against the Rent payable pursuant to this Lease prior to the Effective Termination Date. In the event that the Tenant fails to deliver the Termination Notice to the Landlord prior to November 1, 2012 accompanied by the Termination Fee, then the Option to Terminate shall not be effective and shall no longer be available to the Tenant. The Tenant covenants and agrees that if the Termination Notice and the Termination Fee are delivered by the Tenant to the Landlord, as aforesaid, then the following shall apply:
(a)	the Tenant shall surrender the Leased Premises and deliver up vacant possession thereof to the Landlord on the Termination Date, all in accordance with and subject to the repair/surrender provisions set out in this Lease;

(b)	Rent shall (if necessary) be adjusted as of the Termination Date and shall become payable by the Tenant to the Landlord in full within thirty (30) days of invoicing;

(c)	neither party shall have any further liability or obligation to the other after the Termination Date except for any default under this Lease by the Landlord or Tenant occurring on or before the

Termination Date, subject to final adjustment by the Landlord and Tenant on account of Additional Rent; and

(d)	if requested by the Landlord, the Tenant shall fully surrender this Lease to the Landlord on the Termination Date by execution of a formal document of surrender prepared by the Landlord.
Landlord Interest
     16.02 The Landlord represents and warrants to the Tenant that as of the date hereof: (a) the Landlord owns and holds fee title in and to the Complex and the Leased Premises enabling the Landlord to enter into an enforceable lease with the Tenant on the terms and conditions contained herein; (b) the real property identified in Schedule “B” contains the Leased Premises; and (c) the Landlord is unaware of any impending expropriation plans, proposed assessments or other adverse conditions relating to the Lands. The Landlord will indemnify and hold the Tenant harmless if any of the foregoing representations and warranties proves to be untrue.
               IN WITNESS WHEREOF the parties hereto have duly executed this Lease.

LANDLORD:	ORLANDO CORPORATION
	Per:	/s/ Phil King
Authorized Signing Officer
		Name:	Phil King
		Title:	President

	Per:	/s/ William O’Rourke
Authorized Signing Officer
		Name:	William O’Rourke
		Title:	Senior Vice President, Finance

TENANT:	We have authority to bind the Corporation NAVARRE CORPORATION
	Per:	/s/ Cary L. Deacon
Authorized Signing Office
		Name:	Cary L. Deacon
		Title:	CEO

	Per:	/s/ Diane Lapp
Authorized Signing Officer
		Name:	Diane Lapp
		Title:	VP Finance

I/We have authority to bind the Corporation